Exhibit 99

PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2018 RESULTS
PROVIDES 2019 FINANCIAL GUIDANCE

▪	Full-Year 2018 Revenues of $53.6 Billion, Reflecting 2% Operational Growth; Fourth-Quarter 2018 Revenues of $14.0 Billion, Reflecting 5% Operational Growth

▪	Full-Year 2018 Reported Diluted EPS(1) of $1.87, Adjusted Diluted EPS(2) of $3.00; Fourth-Quarter 2018 Reported Loss Per Share(1) of $0.07, Adjusted Diluted EPS(2) of $0.64

▪	Returned $20.2 Billion Directly to Shareholders in 2018 Through Share Repurchases and Dividends; Anticipates Repurchasing Approximately $9 Billion of Shares in 2019

▪	Provides 2019 Financial Guidance

◦	Reflects a Full Year of Revenue and Expense Contributions from Consumer Healthcare(3)

◦	Reflects Anticipated Unfavorable Impact of Foreign Exchange of Approximately $0.9 billion on Revenues and Approximately $0.06 on Adjusted Diluted EPS(2)

◦	Guidance for Adjusted Diluted EPS(2) Excludes the Impact of Gains and Losses on Equity Investments, Which Favorably Impacted 2018 Adjusted Diluted EPS(2) by $0.08

◦
Revenue Guidance of $52.0 to $54.0 Billion and Adjusted Diluted EPS(2) Guidance of $2.82 to $2.92; Midpoints of These Ranges Imply Essentially Flat Operational Performance Compared to 2018 Excluding the Unfavorable Impact of Foreign Exchange and Net Gains on Equity Investments from 2018 Results

NEW YORK, NY, Tuesday, January 29, 2019 – Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2018 and provided 2019 financial guidance.
Results for the fourth quarter and the full year of 2018 and 2017(4) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2018	2017	Change	2018	2017	Change
Revenues	$ 13,976	$ 13,703	2%	$ 53,647	$ 52,546	2%
Reported Net Income/(Loss)(1)	(394)	12,274	*	11,153	21,308	(48%)
Reported Diluted EPS/(LPS)(1)	(0.07)	2.02	*	1.87	3.52	(47%)
Adjusted Income(2)	3,802	3,772	1%	17,958	16,085	12%
Adjusted Diluted EPS(2)	0.64	0.62	3%	3.00	2.65	13%

* Indicates calculation not meaningful or result is equal to or greater than 100%.

REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 8,852	$ 8,218	8%	10%	$ 33,426	$ 31,422	6%	6%
Essential Health	5,124	5,484	(7%)	(3%)	20,221	21,124	(4%)	(5%)
Total Company	$ 13,976	$ 13,703	2%	5%	$ 53,647	$ 52,546	2%	2%

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(5).
2019 FINANCIAL GUIDANCE(6)
Pfizer’s 2019 financial guidance is presented below. Financial guidance reflects a full year of revenue and expense contributions from Consumer Healthcare(3).

Revenues	$52.0 to $54.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.8% to 21.8%
Adjusted SI&A Expenses(2)	$13.5 to $14.5 billion
Adjusted R&D Expenses(2)	$7.8 to $8.3 billion
Adjusted Other (Income)/Deductions(2)	Approximately $100 million of income
Effective Tax Rate on Adjusted Income(2)	Approximately 16.0%
Adjusted Diluted EPS(2)	$2.82 to $2.92

Financial guidance for Adjusted diluted EPS(2) reflects anticipated share repurchases totaling approximately $9 billion in 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.
Financial guidance for Adjusted Other (Income)/Deductions(2) and Adjusted Diluted EPS(2) now excludes the impact of realized and unrealized gains and losses on investments in equity securities. In 2018, Pfizer’s 2018 financial results included net gains on investments in equity securities, which favorably impacted Adjusted Other (Income)/Deductions(2) by $586 million and Adjusted Diluted EPS(2) by approximately $0.08.
A reconciliation of Pfizer’s full-year 2018 financial results to certain components of its 2019 financial guidance, including certain significant factors impacting 2018 financial results and 2019 financial guidance, is below:

	Full-Year 2018 Results	2018 (Gains) on Equity Investments	2018 Results Excluding (Gains) on Equity Investments	2019 Financial Guidance at 2018 FX Rates	Impact of Mid-January 2019 FX Rates Compared to 2018 FX Rates	2019 Financial Guidance

Revenues ($ in billions)	$53.6	--	$53.6	$52.9 to $54.9	($0.9)	$52.0 to $54.0
Adjusted Diluted EPS(2)	$3.00	($0.08)	$2.92	$2.88 to $2.98	($0.06)	$2.82 to $2.92

CAPITAL ALLOCATION

▪	During 2018, Pfizer returned $20.2 billion directly to shareholders, through a combination of:

–	$8.0 billion of dividends, composed of quarterly dividends of $0.34 per share of common stock; and

–
$12.2 billion of share repurchases, composed of $8.2 billion of open-market share repurchases and a $4.0 billion accelerated share repurchase agreement executed in March 2018 and completed in September 2018.

▪	The full-year 2018 diluted weighted-average shares used to calculate earnings per common share was 5,977 million shares, a reduction of 81 million shares compared to full-year 2017.

▪
In 2019, Pfizer anticipates quarterly dividend payments of $0.36 per share of common stock in addition to approximately $9 billion of share repurchases, of which $1.4 billion have been repurchased through January 29, 2019.

▪
As of January 29, 2019, Pfizer’s remaining share repurchase authorization was $12.8 billion, which includes a new $10.0 billion share repurchase program that was authorized by Pfizer’s board of directors in December 2018 and reflects the aforementioned shares already repurchased in 2019.

EXECUTIVE COMMENTARY
Dr. Albert Bourla, Pfizer’s Chief Executive Officer, stated, “2018 was highlighted by solid financial performance, shareholder-friendly capital allocation, the strengthening of our pipeline and the formation of our new commercial structure designed to transition the company to a period post-2020 where we expect a higher and more sustained revenue growth profile.
“We enter 2019 with confidence in the competitive positioning of our businesses, the prospects for our recently launched products and product line extensions, as well as the strength and breadth of our research pipeline. Our focus remains on advancing science and innovation in areas that we believe will serve the unmet needs of patients and also create the most attractive opportunities for value creation.
Dr. Bourla continued, “2019 is expected to be a busy year with important clinical data readouts across our early-, mid- and late-stage pipeline. In the near term, we expect to report pivotal top-line results for tanezumab in chronic lower back pain as well as additional data in osteoarthritis following today’s announcement of a second positive Phase 3 trial. Later in the year, we anticipate reporting pivotal results for rivipansel in vaso-occlusive crisis from sickle cell disease as well as the results of the first Phase 3 trials for abrocitinib (PF-04965842), our Janus kinase-1 (JAK1) inhibitor in development for moderate-to-severe atopic dermatitis. In our earlier stage pipeline, we anticipate generating data for two nonalcoholic steatohepatitis candidates (PF-05221304 and PF-06865571), psoriasis data for two tyrosine kinase 2 (TYK2) inhibitor candidates (PF-06826647 and PF-06700841, a TYK2/JAK1 dual inhibitor) and immune response data for our respiratory syncytial virus infection (PF-06928316) and pentavalent meningococcal (PF-06886992) vaccine candidates. We also expect to provide early clinical data for our mini-dystrophin gene therapy candidate (PF-06939926) in boys with Duchenne muscular dystrophy, and for our gene therapy program for Hemophilia A (PF-07055480), in collaboration with Sangamo Therapeutics, Inc.
“We see attractive opportunities globally to deliver value to patients, payors and other stakeholders through a combination of innovative biopharmaceutical medicines, vaccines, biosimilars, legacy brands and sterile injectable pharmaceutical products. I believe we have the business structure, leadership team and financial capability firmly in place to drive continued success,” Dr. Bourla concluded.
Frank D’Amelio, Chief Financial Officer and Executive Vice President, Business Operations and Global Supply, stated, “Overall, I was pleased with our 2018 financial performance. We were able to achieve 2% operational revenue growth for the year. We also delivered Adjusted diluted EPS(2) growth of 13% in 2018, primarily reflecting a lower effective tax rate on adjusted income(2) due to tax reform, higher adjusted other income(2), strong performance of certain key products and the net impact of our share repurchases. Regarding capital allocation decisions in 2018, we returned $20.2 billion directly to shareholders through share repurchases and dividends and also announced a new joint venture for Pfizer Consumer Healthcare with GlaxoSmithKline plc (GSK)(3), delivering on our commitment to complete the strategic review for our Consumer Healthcare business in 2018.
“Our 2019 financial guidance anticipates continued strong growth from key product franchises, including Ibrance, Eliquis, Xeljanz and Xtandi as well as the expected loss of exclusivity of Lyrica in the U.S. in June 2019. The midpoint of our 2019 revenue guidance range implies comparable operational performance to 2018 while absorbing an anticipated $2.6 billion revenue headwind due to products that have recently lost or are expected to soon lose marketing exclusivity. Additionally, the midpoint of our 2019 guidance range for Adjusted diluted EPS(2) also implies comparable operational performance to 2018 when excluding the anticipated $0.06 unfavorable impact of foreign exchange on 2019 guidance as well as the $0.08 favorable impact on 2018 Adjusted diluted EPS(2) from net gains on equity investments, which will no longer be included in Adjusted(2) financial results. Notably, our guidance for adjusted diluted EPS(2) anticipates share repurchases totaling approximately $9 billion in 2019, which is currently expected to be offset by approximately half due to dilution related to share-based employee compensation programs,” Mr. D’Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2018 vs. Fourth-Quarter 2017)
Fourth-quarter 2018 revenues totaled $14.0 billion, an increase of $274 million, or 2%, compared to the prior-year quarter, reflecting operational growth of $657 million, or 5%, partially offset by the unfavorable impact of foreign exchange of $383 million, or 3%.

Innovative Health (IH) Highlights

▪	IH revenues increased 10% operationally, primarily driven by continued growth from key brands including:

–
Ibrance outside the U.S. grew significantly operationally, primarily driven by continued uptake in developed Europe and the December 2017 launch in Japan as well as the non-recurrence of a one-time price adjustment to full-year 2017 revenues, recorded in fourth-quarter 2017, related to finalizing reimbursement agreements in certain developed Europe markets;

–	Eliquis globally, up 31% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains;

–
Xeljanz globally, up 37% operationally, primarily driven by continued uptake in the rheumatoid arthritis indication and, to a lesser extent, from the launches of the psoriatic arthritis and ulcerative colitis indications in the U.S.; and

–	Prevenar 13 in emerging markets, up 13% operationally, primarily due to continued momentum from the launch of the pediatric indication in China in the second quarter of 2017, partially offset primarily by lower revenues for:

–
Viagra in the U.S. due to its December 2017 loss of exclusivity and the resulting shift in the reporting of Viagra revenues in the U.S. and Canada to the Essential Health business at the beginning of 2018(4);

–	Enbrel in most developed Europe markets, primarily due to continued biosimilar competition; and

–	Xalkori globally, primarily due to competitive pressures.
Essential Health (EH) Highlights

▪	EH revenues declined 3% operationally, negatively impacted primarily by:

–	a 13% operational decline in the Legacy Established Products (LEP) portfolio in developed markets, primarily driven by industry-wide pricing challenges in the U.S. and generic competition;

–
a 14% operational decline in the Sterile Injectable Pharmaceutical (SIP) portfolio in developed markets, primarily due to increased competition across the portfolio and continued legacy Hospira product shortages in the U.S.; and

–
a 10% operational decline in the Peri-LOE Products portfolio in developed markets, primarily due to expected declines in Lyrica in developed Europe and Pristiq, partially offset by the addition of Viagra revenues from the U.S. and Canada that were previously recorded in the IH business, partially offset primarily by:

–	10% operational growth in emerging markets, primarily reflecting growth across the LEP and SIP portfolios in China; and

–	31% operational growth from Biosimilars in developed markets, primarily from Inflectra in certain channels in the U.S.
GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 3,075	$ 3,256	(6%)	4%	$ 11,248	$ 11,228	—	2%
Percent of Revenues	22.0%	23.8%	N/A	N/A	21.0%	21.4%	N/A	N/A
SI&A Expenses(1)	4,007	4,555	(12%)	(10%)	14,455	14,804	(2%)	(3%)
R&D Expenses(1)	2,457	2,316	6%	7%	8,006	7,683	4%	4%
Total	$ 9,539	$ 10,127	(6%)	(2%)	$ 33,709	$ 33,715	—	—

Other (Income)/Deductions––net(1)	$3,259	$ 1,351	*	*	$2,116	$ 1,416	49%	43%
Effective Tax Rate on Reported Income(1)	*	*			5.9%	(73.5%)

* Indicates calculation not meaningful or result is equal to or greater than 100%.
The increase in fourth-quarter 2018 other deductions––net(1) compared with the prior-year quarter was primarily driven by:

▪	higher asset impairments charges, primarily associated with generic sterile injectable products acquired in connection with Pfizer’s 2015 acquisition of Hospira, Inc.; and

▪	higher charges for certain legal matters,
partially offset primarily by:

▪	the non-recurrence of net losses on the retirement of certain outstanding debt securities that were recorded in fourth-quarter 2017; and

▪	higher net gains on asset disposals.
Pfizer’s effective tax rate on Reported income(1) for fourth-quarter and full-year 2018 compared to the prior year periods was unfavorably impacted primarily by:

▪	the non-recurrence of a $10.7 billion tax benefit recorded in fourth-quarter 2017 to reflect the December 2017 enactment of the Tax Cut and Jobs Act (TCJA), partially offset primarily by:

▪	a favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business; and

▪
an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2018	2017	% Change		2018	2017	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 3,044	$ 3,059	—	10%	$ 11,130	$ 10,778	3%	5%
Percent of Revenues	21.8%	22.3%	N/A	N/A	20.7%	20.5%	N/A	N/A
Adjusted SI&A Expenses(2)	3,968	4,321	(8%)	(6%)	14,232	14,489	(2%)	(2%)
Adjusted R&D Expenses(2)	2,436	2,305	6%	6%	7,962	7,653	4%	4%
Total	$ 9,448	$ 9,685	(2%)	2%	$ 33,325	$ 32,920	1%	1%

Adjusted Other (Income)/Deductions––net(2)	($111)	($186)	(41%)	(23%)	($1,253)	($733)	71%	84%
Effective Tax Rate on Adjusted Income(2)	16.6%	8.6%			15.5%	20.0%

Pfizer’s effective tax rate on Adjusted income(2) for fourth-quarter 2018 was unfavorably impacted primarily by:

▪
the non-recurrence of tax benefits recorded in fourth-quarter 2017 related to the enactment of the TCJA, primarily reflecting the remeasurement of U.S. deferred tax liabilities on deemed repatriated earnings of foreign subsidiaries that were accrued during 2017 prior to the enactment of the TCJA, partially offset primarily by:

▪	the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business; and

▪
an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

Pfizer’s effective tax rate on Adjusted income(2) for full-year 2018 was favorably impacted primarily by:

▪	the December 2017 enactment of the TCJA;

▪	the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business; and

▪
an increase in benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

Fourth-quarter 2018 diluted weighted-average shares outstanding used to calculate Reported(1) and Adjusted(2) diluted EPS declined by 152 million shares compared to the prior-year quarter primarily due to Pfizer’s ongoing share repurchase program, reflecting the impact of share repurchases during 2018, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 23 of this press release.
FULL-YEAR REVENUE SUMMARY (Full-Year 2018 vs. Full-Year 2017)
Full-year 2018 revenues totaled $53.6 billion, an increase of $1.1 billion, or 2%, compared to full-year 2017, reflecting operational growth of $791 million, or 2%, and the favorable impact of foreign exchange of $310 million, or less than 1%.
Full-year 2018 operational revenue growth of $791 million, or 2%, was primarily driven by:

▪	certain key products, including Ibrance, Eliquis and Xeljanz globally, Prevnar 13/Prevenar 13 primarily in emerging markets, as well as Inflectra primarily in the U.S. and developed Europe; and

▪	emerging markets operational growth of $1.5 billion, or 13% (inclusive of the performance of the aforementioned products), partially offset primarily by lower revenues for:

▪
products that recently lost marketing exclusivity, which negatively impacted 2018 revenues by $1.7 billion operationally, primarily Viagra in the U.S., Enbrel and Lyrica in developed Europe as well as Relpax and Pristiq in the U.S.;

▪	the LEP portfolio in developed markets, primarily driven by industry-wide pricing challenges in the U.S. and generic competition; and

▪	the SIP portfolio, primarily due to increased competition and legacy Hospira product shortages in the U.S.
RECENT NOTABLE DEVELOPMENTS (Since October 30, 2018)
Product Developments

▪	Bavencio (avelumab)

–
In December 2018, Merck KGaA, Darmstadt, Germany (Merck KGaA), and Pfizer announced that data from a planned interim analysis of the Phase 3 JAVELIN Ovarian 100 study of avelumab did not support the study’s initial hypothesis, and therefore the alliance made the decision to terminate the trial in alignment with the independent Data Monitoring Committee (DMC). Top-line results showed that the study, which evaluated avelumab in combination with and/or following platinum-based chemotherapy in previously untreated patients with ovarian cancer, would not achieve superiority in the pre-specified primary endpoint of progression-free survival (PFS).

–
In November 2018, Merck KGaA and Pfizer announced that the Phase 3 JAVELIN Ovarian 200 trial evaluating avelumab alone or in combination with pegylated liposomal doxorubicin (PLD), a type of chemotherapy, compared with PLD did not meet the pre-specified primary endpoints of overall survival (OS) or PFS in patients with platinum-resistant or -refractory ovarian cancer. No new safety signals were observed for avelumab alone or in combination with PLD, and the safety profile for avelumab in this trial was consistent with that observed in the overall JAVELIN clinical development program. The data are currently being analyzed, and detailed results will be shared with the scientific community.

▪
Daurismo (glasdegib) -- In November 2018, Pfizer announced that the U.S. Food and Drug Administration (FDA) approved Daurismo, a once-daily oral medicine, for the treatment of newly-diagnosed acute myeloid leukemia in adult patients who are 75 years or older or who have comorbidities that preclude use of intensive induction chemotherapy. Daurismo is taken in combination with low-dose cytarabine, a type of chemotherapy. Daurismo has not been studied in patients with severe renal impairment or moderate-to-severe hepatic impairment.

▪
Lorbrena (lorlatinib) -- In November 2018, Pfizer announced that the FDA approved Lorbrena, a third-generation anaplastic lymphoma kinase (ALK) tyrosine kinase inhibitor for patients with ALK-positive metastatic non-small cell lung cancer (NSCLC) whose disease has progressed on crizotinib and at least one other ALK inhibitor for metastatic disease; or whose disease has progressed on alectinib or ceritinib as the first ALK inhibitor therapy for metastatic disease. This indication is approved under accelerated approval based on tumor response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

▪
Lyrica (pregabalin) -- In November 2018, Pfizer announced that the FDA granted pediatric exclusivity for Lyrica. This grant extends the period of U.S. market exclusivity for Lyrica by an additional six months, to June 30, 2019. The pediatric exclusivity determination was based on data from the Lyrica Pediatric Epilepsy Program, which were submitted in response to the FDA’s written request to Pfizer to evaluate the use of Lyrica as adjunctive therapy for partial onset seizures in pediatric epilepsy patients. These were also required post-marketing studies.

▪
Xtandi (enzalutamide) -- In December 2018, Astellas Pharma Inc. (Astellas) and Pfizer announced that the Phase 3 ARCHES trial evaluating Xtandi plus androgen deprivation therapy (ADT) in men with metastatic hormone-sensitive prostate cancer met its primary endpoint, significantly improving radiographic progression-free survival versus ADT alone. The preliminary safety analysis of the ARCHES trial appears consistent with the safety profile of Xtandi in previous clinical trials in castration-resistant prostate cancer.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪
PF-05280586 (proposed biosimilar rituximab) -- In December 2018, Pfizer announced at the American Society of Hematology Annual Meeting that the REFLECTIONS B328-06 study, a comparative safety and efficacy study of PF-05280586 versus Rituxan®/MabThera®(7) (rituximab-EU), met its primary endpoint of overall response rate (ORR) at week 26 of the 52-week study. 26-week data from the ongoing 52-week REFLECTIONS B328-06 study (n=394) demonstrated no clinically meaningful differences in efficacy, in terms of ORR at week 26, between PF-05280586 and MabThera®(7), for the first-line treatment of patients with CD20-positive, low tumor burden, follicular lymphoma. ORR at week 26 was 75.5% for PF-05280586 compared to 70.7% (rituximab-EU), within the pre-specified equivalence margin. Additionally, estimated rates of one-year PFS were similar across groups (76.4% vs. 81.2% in the PF-05280586 and MabThera®(7) groups, respectively). The results also showed that PF-05280586 had a similar safety profile to MabThera®(7).

▪
PF-06290510 (Staphylococcus aureus multi-antigen vaccine) -- In December 2018, Pfizer announced that the Phase 2b trial STRIVE (STaphylococcus aureus SuRgical Inpatient Vaccine Efficacy) evaluating the company’s investigational Staphylococcus aureus (S. aureus) multi-antigen vaccine is being discontinued due to futility. This decision is based on a recommendation from an independent DMC, composed of external experts, after conducting a pre-planned interim analysis. The DMC concluded from these data that the study reached futility, meaning that there is low statistical probability for the study to meet the pre-defined primary efficacy objective in adults undergoing elective spinal fusion surgery after completing a planned Phase 3 expansion of the study. A safety review by the DMC indicated that the investigational vaccine has been safe and well tolerated. STRIVE trial participants who are enrolled in the study will complete the study’s follow-up evaluations.

▪
PF-06410293 (proposed biosimilar adalimumab) -- In January 2019, the FDA accepted for review a Biologics License Application for PF-06410293, a proposed biosimilar to Humira(8). The Biosimilar User Fee Act goal date for a decision by the FDA is in fourth-quarter 2019.

▪	PF-06439535 (proposed biosimilar bevacizumab) -- In December 2018, Pfizer announced that the Committee for Medicinal Products for Human Use of the European Medicines Agency adopted a positive opinion, recommending marketing authorization for Zirabev (PF-06439535), a proposed biosimilar to Avastin(9).

▪
PF-06482077 (20-Valent Pneumococcal Conjugate Vaccine) -- In December 2018, Pfizer announced the initiation of a Phase 3 program for its 20-valent pneumococcal conjugate vaccine (20vPnC) candidate, PF-06482077, for the prevention of invasive disease and pneumonia caused by Streptococcus pneumoniae serotypes in the vaccine in adults aged 18 years and older. This first Phase 3 trial will enroll an estimated 3,880 adults and is designed to compare immune responses after 20vPnC administration to responses in control subjects ≥60 years old receiving 13-valent pneumococcal conjugate vaccine and 23-valent pneumococcal polysaccharide vaccine; evaluate the immunogenicity of 20vPnC in adults 18-59 years of age; and describe the 20vPnC safety profile in adults ≥18 years old.

▪
PF-06651600 (JAK3) -- In January 2019, Pfizer announced the initiation of a pivotal Phase 2b/3 clinical trial for its oral JAK3 inhibitor, PF-06651600, for the treatment of patients with moderate to severe alopecia areata, a chronic autoimmune skin disease that causes hair loss on the scalp, face, or body, and currently has no approved therapies. The trial will enroll an estimated 660 patients and will be a double-blind, placebo-controlled, dose-ranging study to evaluate the safety and effectiveness of PF-06651600 in adults and adolescents (12 years and older) who have 50% or greater scalp hair loss.

▪
Tafamidis -- In January 2019, Pfizer announced that the FDA accepted for filing the company’s New Drug Applications (NDAs) for tafamidis for the treatment of transthyretin amyloid cardiomyopathy. Pfizer submitted two NDAs based on two forms of tafamidis: meglumine salt and free acid. The NDA for tafamidis meglumine (20 mg capsule) was granted Priority Review designation and has a Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA in July 2019. The tafamidis free acid form (61 mg capsule) will undergo a standard review and has a PDUFA goal date for a decision by the FDA in November 2019. The free acid form is bioequivalent to the 80 mg tafamidis meglumine dose, which was administered as four 20 mg capsules in the pivotal trial and was developed for patient convenience to enable a single capsule for daily administration.

▪
Tanezumab (PF-4383119, RN624) -- Pfizer and Eli Lilly and Company today announced positive top-line results from a Phase 3 study evaluating tanezumab 2.5 mg or 5 mg in patients with moderate-to-severe osteoarthritis (OA) pain. The tanezumab 5 mg treatment arm met all three co-primary endpoints at 24 weeks, demonstrating a statistically significant improvement in pain, physical function and the patients’ overall assessment of their OA compared to those receiving placebo. The tanezumab 2.5 mg treatment arm met two of the three protocol-defined co-primary efficacy endpoints compared to placebo, demonstrating a statistically significant improvement in pain and physical function, while patients’ overall assessment of their OA was not statistically different than placebo. Patients enrolled in the study had experienced inadequate pain relief from or intolerance to at least three different classes of analgesics, and on average had OA for more than six years.
Preliminary safety data showed that tanezumab was generally well tolerated during the 24-week treatment period, with similarly low rates of treatment discontinuations due to adverse events observed among patients taking tanezumab and placebo. The trial also included a 24-week safety follow-up period, for a total of 48 weeks of observation. Overall, rapidly progressive osteoarthritis (RPOA) was observed in 2.1% of tanezumab-treated patients and was not observed in the placebo arm. The ratio of RPOA type 1 (accelerated joint space narrowing) to RPOA type 2 (damage or deterioration of the joint) was 2:1, consistent with the ratio from the previously reported subcutaneous Phase 3 study in OA pain (A4091056). There was one event of osteonecrosis and one event of subchondral insufficiency fracture observed in tanezumab-treated patients, and no events were observed in the placebo arm. The rate of total joint replacement was similar across the tanezumab treatment groups and placebo. Detailed efficacy and safety results from this study will be submitted to a future medical congress.
Corporate Developments

▪	At the start of the 2019 fiscal year(4), Pfizer began operating in its previously-announced new commercial structure, reorganizing operations into three businesses:

–
Pfizer Biopharmaceuticals Group (PBG), a science-based innovative medicines business, which includes all of the Innovative Health business units (except Consumer Healthcare) as well as a new Hospital business unit that commercializes Pfizer’s global portfolio of sterile injectable and anti-infective medicines. Pfizer also incorporated its biosimilar portfolio into its Oncology and Inflammation & Immunology business units.

–
Upjohn, a global, off-patent branded and generic established medicines business, which includes the majority of Pfizer’s off-patent solid oral dose legacy brands, including Lyrica, Lipitor, Norvasc, Viagra and Celebrex as well as certain generic medicines. To allow this business to act with speed and flexibility, it has distinct and fully-dedicated manufacturing, marketing, regulatory and, with some exceptions, enabling functions, which enhances its autonomy and positions it to operate as a true stand-alone business within Pfizer.

–	Consumer Healthcare, which includes Pfizer’s over-the-counter medicines(6).
Pfizer will provide financial reporting to reflect this reorganization beginning in first-quarter 2019.

▪
In December 2018, Pfizer entered into a definitive agreement with GSK under which the two companies have agreed to combine their respective consumer healthcare businesses into a new consumer healthcare joint venture that will operate globally under the GSK Consumer Healthcare name.  In exchange for contributing its Consumer Healthcare business, Pfizer will receive a 32% equity stake in the new company and GSK will own the remaining 68% of the new company. Upon the closing of the transaction, which is expected to occur in the second half of 2019, subject to customary closing conditions including GSK shareholder approval and required regulatory approvals, Pfizer anticipates deconsolidating its Consumer Healthcare business and will begin to receive its pro rata share of the joint venture’s earnings and dividends, which will be paid on a quarterly basis. Pfizer will have the right to appoint three out of the nine members of the joint venture’s board. The transaction is expected to deliver $650 million in peak cost synergies and to be slightly accretive for Pfizer in each of the first three years after the close of the transaction.

▪
In December 2018, Pfizer’s board of directors declared a 36-cent first-quarter 2019 dividend on the company’s common stock, representing an increase of approximately 6% compared to the company’s first-quarter 2018 dividend. The first-quarter 2019 dividend is payable on March 1, 2019 to shareholders of record at the close of business on February 1, 2019. Additionally, the board of directors also authorized a new $10 billion share repurchase program to be utilized over time. As of January 29, 2019, Pfizer’s remaining share repurchase authorization was $12.8 billion, including this new share repurchase program and reflecting the $1.4 billion of shares repurchased to date in 2019.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income/(loss) is defined as net income/(loss) attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) and reported loss per share (LPS) are defined as diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and full year of 2018 and 2017. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
In December 2018, Pfizer entered into a definitive agreement with GSK under which the two companies have agreed to combine their respective consumer healthcare businesses into a new consumer healthcare joint venture that will operate globally under the GSK Consumer Healthcare name.  In exchange for contributing its Consumer Healthcare business, Pfizer will receive a 32% equity stake in the new company and GSK will own the remaining 68% of the new company. Upon the closing of the transaction, which is expected to occur in the second half of 2019, subject to customary closing conditions including GSK shareholder approval and required regulatory approvals, Pfizer anticipates deconsolidating its Consumer Healthcare business and will begin to receive its pro rata share of the joint venture’s earnings and dividends, which will be paid on a quarterly basis. For additional information regarding the proposed transaction, please see the Corporate Developments section of this press release.

(4)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s fourth quarter and full year for U.S. subsidiaries reflect the three and twelve months ending on December 31, 2018 and December 31, 2017 while Pfizer’s fourth quarter and full year for subsidiaries operating outside the U.S. reflect the three and twelve months ending on November 30, 2018 and November 30, 2017.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)	The 2019 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, net gains or losses on equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of December 31, 2018, including any one-time upfront payments associated with such transactions.

▪	Reflects a full year of revenue and expense contributions from Consumer Healthcare(3).

▪
Reflects an anticipated negative revenue impact of $2.6 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪	Exchange rates assumed are as of mid-January 2019. Reflects the anticipated unfavorable impact of approximately $0.9 billion on revenues and approximately $0.06 on Adjusted diluted EPS(2) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2018.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, which reflects share repurchases totaling $12.2 billion in 2018 and the weighted-average impact of an anticipated approximately $9 billion of share repurchases in 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.

(7)
Rituximab is marketed in the U.S. under the brand name Rituxan® and marketed in the E.U. and other regions under the brand name MabThera®. Rituxan® is a registered trademark of Biogen MA Inc. MabThera® is a registered trademark of F. Hoffman-La Roche AG.

(8)	Humira® is a registered U.S. trademark of Abbvie Biotechnology Ltd.

(9)	Avastin® is a registered U.S. trademark of Genentech, Inc.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2018	2017	(Decr.)	2018	2017	(Decr.)
Revenues	$13,976	$13,703	2	$53,647	$52,546	2
Costs and expenses:
Cost of sales(1), (2), (3)	3,075	3,256	(6)	11,248	11,228	—
Selling, informational and administrative expenses(1), (2), (3)	4,007	4,555	(12)	14,455	14,804	(2)
Research and development expenses(1), (2), (3)	2,457	2,316	6	8,006	7,683	4
Amortization of intangible assets(3)	1,253	1,187	6	4,893	4,758	3
Restructuring charges and certain acquisition-related costs(1), (4)	872	84	*	1,044	351	*
Other (income)/deductions––net(1), (5)	3,259	1,351	*	2,116	1,416	49

Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(946)	953	*	11,885	12,305	(3)
Provision/(benefit) for taxes on income/(loss)(6)	(563)	(11,335)	(95)	706	(9,049)	*
Income/(loss) from continuing operations	(383)	12,289	*	11,179	21,353	(48)
Discontinued operations––net of tax	—	1	*	10	2	*
Net income/(loss) before allocation to noncontrolling interests	(383)	12,290	*	11,188	21,355	(48)
Less: Net income attributable to noncontrolling interests	11	15	(28)	36	47	(24)
Net income/(loss) attributable to Pfizer Inc.	$(394)	$12,274	*	$11,153	$21,308	(48)

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.07)	$2.06	*	$1.90	$3.57	(47)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.07)	$2.06	*	$1.90	$3.57	(47)

Earnings/(loss) per common share––diluted(7):
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$(0.07)	$2.02	*	$1.86	$3.52	(47)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$(0.07)	$2.02	*	$1.87	$3.52	(47)
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	5,788	5,963		5,872	5,970
Diluted(7)	5,788	6,064		5,977	6,058

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (7).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2018 and December 31, 2017. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2018 and November 30, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income as follows:

•
Financial Assets and Liabilities––We adopted a new accounting standard on January 1, 2018 utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. The standard requires certain equity investments to be measured at fair value with changes in fair value now recognized in net income. However, equity investments that do not have readily determinable fair values may be measured at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. Therefore, in the three and twelve months ended December 31, 2018, Other (income)/deductions––net includes net unrealized gains on equity securities. See Note (5) below for additional information.

•
Revenues––We adopted a new accounting standard on January 1, 2018 for revenue recognition. Under the new standard, revenue is recognized upon transfer of control of the product to our customer in an amount that reflects the consideration we expect to receive in exchange. We adopted the new accounting standard utilizing the modified retrospective method, and, therefore, no adjustments were made to amounts in our prior period financial statements. However, the adoption of this new standard did impact the timing of recognizing Other (income)/deductions––net, primarily for upfront and milestone payments on our collaboration arrangements and, to a lesser extent, product rights and out-licensing arrangements, and the timing of recognizing Revenues and Cost of sales on certain product shipments. The impact of adoption did not have a material impact to our condensed consolidated statements of income for the three and twelve months ended December 31, 2018. See Note (5) below for additional information.

•
Presentation of Net Periodic Pension and Postretirement Benefit Cost––We adopted a new accounting standard on January 1, 2018 that requires the net periodic pension and postretirement benefit costs other than the service costs be presented in Other (income)/deductions––net, and that the presentation be applied retrospectively. We adopted the presentation of the net periodic benefit costs other than service costs by reclassifying these costs from Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs to Other (income)/deductions––net. We have therefore reclassified the prior period net periodic benefit costs/(credits) to apply the retrospective presentation for comparative periods. See Note (5) below for additional information.

On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the fourth quarter of 2017 do not reflect any contribution from HIS global operations. Our financial results, and EH’s operating results, for full-year 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Our financial results, and EH’s operating results, for full-year 2018 do not reflect any contribution from HIS global operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring charges––acquisition-related costs(a)	$33	$25	$37	$105
Restructuring charges/(credits)––cost reduction initiatives(b)	782	(23)	745	(75)
Restructuring charges	814	2	782	30
Transaction costs(c)	—	—	1	4
Integration costs(d)	58	82	260	317
Restructuring charges and certain acquisition-related costs	$872	$84	$1,044	$351

(a)
Restructuring charges––acquisition-related costs include employee termination costs, asset impairments and other exit costs associated with business combinations. Charges for the fourth quarter of 2018 were primarily due to asset write downs related to our acquisition of Hospira, Inc. (Hospira), and charges for full-year 2018 were primarily due to asset write downs, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira. Restructuring charges for the fourth quarter and full-year 2017 were primarily due to asset write downs, partially offset by the reversal of previously recorded accruals for employee termination costs. The charges for the fourth quarter of 2017 were mainly related to our acquisition of Hospira. The charges for the full-year 2017 were mainly related to our acquisitions of Hospira and Medivation, Inc. (Medivation).

(b)
Restructuring charges/(credits)––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions. For the fourth quarter and full-year 2018, the charges were primarily related to employee termination costs and asset write downs. The employee termination costs are associated with our improvements to operational effectiveness as part of the realignment of our organizational structure effective at the beginning of 2019. For the fourth quarter and full-year 2017, the credits were mostly related to the reversal of previously recorded accruals for employee termination costs, partially offset by asset write downs.

(c)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which for full-year 2017 were directly related to our acquisitions of Hospira, Anacor Pharmaceuticals, Inc. and Medivation.

(d)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the fourth quarter and full-year 2018, integration costs were primarily related to our acquisition of Hospira. In the fourth quarter of 2017, integration costs primarily related to our acquisition of Hospira and, for full-year 2017, integration costs primarily related to our acquisitions of Hospira and Medivation.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(5)	Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Interest income(a)	$(93)	$(117)	$(333)	$(391)
Interest expense(a)	370	329	1,316	1,270
Net interest expense	276	213	983	879
Royalty-related income	(135)	(168)	(495)	(499)
Net (gains)/losses on asset disposals(b)	(52)	81	(71)	45
Net gains recognized during the period on investments in equity securities(c)	(126)	(64)	(586)	(224)
Net realized (gains)/losses on sales of investments in debt securities	121	—	141	(45)
Income from collaborations, out-licensing arrangements and sales of compound/product rights(d)	(30)	(54)	(488)	(217)
Net periodic benefit costs/(credits) other than service costs(e)	(57)	20	(288)	101
Certain legal matters, net(f)	227	46	157	240
Certain asset impairments(g)	3,076	252	3,115	395
Adjustments to loss on sale of HIS net assets(h)	—	3	(1)	55
Business and legal entity alignment costs(i)	—	17	4	71
Net losses on early retirement of debt(j)	—	999	3	999
Other, net(k)	(41)	6	(357)	(383)
Other (income)/deductions––net	$3,259	$1,351	$2,116	$1,416

(a)
Interest income decreased in the fourth quarter and full-year 2018, primarily driven by a lower investment balance. Interest expense increased in the fourth quarter and full-year 2018, primarily as a result of higher short-term interest rates, offset, in part, by refinancing activity that occurred in the fourth quarter of 2017.

(b)
In the fourth quarter and full-year 2018, primarily includes a realized gain on sale of property of $60 million. In the fourth quarter of 2017, primarily includes an $81 million realized loss related to the sale of our then 49%-owned equity-method investment in Hisun Pfizer Pharmaceuticals Company Limited (Hisun Pfizer). In addition to the $81 million realized loss related to Hisun Pfizer, full-year 2017, also includes a realized net loss of $30 million related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A., including the extinguishment of a put option for the then remaining 60% ownership interest, partially offset by a realized gain on sale of property of $52 million.

(c)
The net gains on investments in equity securities for the fourth quarter of 2018 include unrealized net gains on equity securities of $133 million and, for full-year 2018, include unrealized net gains on equity securities of $477 million, reflecting the adoption of a new accounting standard in the first quarter of 2018. Prior to the adoption of a new accounting standard in the first quarter of 2018, net unrealized gains and losses on virtually all equity securities with readily determinable fair values were reported in Accumulated other comprehensive income.

(d)	Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights.

(e)
Represents the net periodic benefit costs/(credits), excluding service costs, as a result of the adoption of a new accounting standard in the first quarter of 2018. Effective January 1, 2018, the U.S. Pfizer Consolidated Pension Plan was frozen to future benefit accruals and for the fourth quarter and full-year 2018, resulted in the recognition of lower net periodic benefit costs due to the extension of the amortization period for the actuarial losses. There was also a greater than expected gain on plan assets due to a higher plan asset base compared to the fourth quarter and full-year 2017. See note (1) above for additional information.

(f)
In the fourth quarter of 2018, primarily includes legal reserves for certain pending legal matters. In full-year 2018, primarily includes legal reserves for certain pending legal matters, partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In full-year 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which was approved by the court in April 2018, and a $79 million charge to reflect damages awarded by a jury in a patent matter.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(g)
In the fourth quarter and full-year 2018, primarily includes intangible asset impairment charges of $3.1 billion, mainly composed of (i) $2.6 billion related to EH finite-lived developed technology rights, $242 million related to EH finite-lived licensing agreements and $80 million related to EH finite-lived in-process research and development (IPR&D), all of which relate to our acquisition of Hospira, for generic sterile injectable products associated with various indications and (ii) $117 million related to a multi-antigen vaccine IPR&D program for adults undergoing elective spinal fusion surgery. In 2018, the intangible asset impairment charges associated with the generic sterile injectable products reflect, among other things, updated commercial forecasts, reflecting an increased competitive environment as well as higher manufacturing costs, largely stemming from ongoing manufacturing and supply issues. The intangible asset impairment charge for the multi-antigen vaccine IPR&D program was the result of the Phase 2b trial reaching futility at a pre-planned interim analysis. In the fourth quarter of 2017, primarily includes intangible asset impairment charges of $210 million, mainly related to (i) developed technology rights for a sterile injectable pain reliever, acquired in connection with our acquisition of Hospira, and (ii) other developed technology rights for the treatment of attention deficit hyperactivity disorder, acquired in connection with our acquisition of NextWave Pharmaceuticals Inc. (NextWave) and for a generic injectable antibiotic product for the treatment of bacterial infections, acquired in connection with our acquisition of Hospira. In full-year 2017, primarily includes intangible asset impairment charges of $337 million, mainly related to (i) developed technology rights for a generic sterile injectable product for the treatment of edema associated with certain conditions and a sterile injectable pain reliever, both acquired in connection with our acquisition of Hospira, and (ii) other developed technology rights for the treatment of attention deficit hyperactivity disorder, acquired in connection with our acquisition of NextWave and for a generic injectable antibiotic product for the treatment of bacterial infections, acquired in connection with our acquisition of Hospira.

(h)
Represents adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical on February 3, 2017.

(i)
Represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(j)	In fourth quarter and full-year 2017, represents net losses due to the early retirement of debt, inclusive of the related termination of cross currency swaps.

(k)
The fourth quarter of 2018 includes, among other things, credits of $51 million, reflecting the change in the fair value of contingent consideration, and dividend income of $27 million from our investment in ViiV Healthcare Limited (ViiV). Full-year 2018 includes, among other things, (i) a non-cash $343 million pre-tax gain associated with our transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC (Cerevel), to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system, (ii) dividend income of $253 million from our investment in ViiV, (iii) a non-cash $50 million pre-tax gain on the contribution of Pfizer’s allogeneic chimeric antigen receptor T cell therapy development program assets obtained from Cellectis S.A. and Les Laboratoires Servier SAS in connection with our contribution agreement entered into with Allogene Therapeutics, Inc. and (iv) a non-cash $17 million pre-tax gain on the cash settlement of a liability that we incurred in April 2018 upon the European Union approval of Mylotarg, partially offset by charges of $207 million, reflecting the change in the fair value of contingent consideration and $59 million of incremental costs associated with the design, planning and implementation of the new organizational structure, effective in the beginning of 2019, and primarily include consulting, legal, tax, and advisory services. In the fourth quarter of 2017, includes, among other things, dividend income of $55 million from our investment in ViiV. In full-year 2017, includes, among other things, dividend income of $266 million, from our investment in ViiV and income of $62 million from resolution of a contract disagreement.

(6)
The Provision/(benefit) for taxes on income/(loss) for fourth-quarter and full-year 2018 was favorably impacted primarily by (i) adjustments to the provisional estimate of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act (TCJA) recorded as we finalized our accounting related to the tax effects of the TCJA, in accordance with guidance issued by the U.S. Securities and Exchange Commission, (ii) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

The Provision for taxes on income for fourth-quarter and full-year 2017 was favorably impacted by (i) tax benefits associated with the remeasurement of deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated earnings of foreign subsidiaries associated with the enactment of the TCJA, (ii) the change in the

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

(7)
For fourth-quarter 2018, we used basic weighted average shares of 5,788 million (excluding common-share equivalents) to calculate GAAP Reported Loss per common share––diluted on Net loss attributable to Pfizer Inc.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,976	$—	$—	$—	$—	$13,976
Cost of sales(6), (7)	3,075	5	(2)	—	(34)	3,044
Selling, informational and administrative expenses(6), (7)	4,007	1	(2)	—	(38)	3,968
Research and development expenses(6), (7)	2,457	—	—	—	(21)	2,436
Amortization of intangible assets(7)	1,253	(1,184)	—	—	—	69
Restructuring charges and certain acquisition-related costs	872	—	(90)	—	(782)	—
Other (income)/deductions––net(8)	3,259	56	(3)	—	(3,423)	(111)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(946)	1,121	97	—	4,298	4,569
Provision/(benefit) for taxes on income/(loss)	(563)	180	14	—	1,125	756
Income/(loss) from continuing operations	(383)	941	83	—	3,172	3,813
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) before allocation to noncontrolling interests	11	—	—	—	—	11
Net income/(loss) attributable to Pfizer Inc. common shareholders	(394)	941	83	—	3,172	3,802
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted(9)	(0.07)	0.16	0.01	—	0.54	0.64

	Full-Year Ended December 31, 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$53,647	$—	$—	$—	$—	$53,647
Cost of sales(6), (7)	11,248	3	(10)	—	(110)	11,130
Selling, informational and administrative expenses(6), (7)	14,455	2	(2)	—	(222)	14,232
Research and development expenses(6), (7)	8,006	3	—	—	(47)	7,962
Amortization of intangible assets(7)	4,893	(4,612)	—	—	—	281
Restructuring charges and certain acquisition-related costs	1,044	—	(299)	—	(745)	—
Other (income)/deductions––net(8)	2,116	(182)	(7)	—	(3,181)	(1,253)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	11,885	4,786	318	—	4,305	21,294
Provision/(benefit) for taxes on income/(loss)	706	915	54	—	1,625	3,301
Income/(loss) from continuing operations	11,179	3,871	264	—	2,680	17,994
Discontinued operations––net of tax	10	—	—	(10)	—	—
Net income/(loss) before allocation to noncontrolling interests	36	—	—	—	—	36
Net income/(loss) attributable to Pfizer Inc. common shareholders	11,153	3,871	264	(10)	2,680	17,958
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted	1.87	0.65	0.04	—	0.45	3.00
See end of tables for notes (1) through (9).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,703	$—	$—	$—	$—	$13,703
Cost of sales(2), (6), (7)	3,256	(2)	—	—	(196)	3,059
Selling, informational and administrative expenses(2), (6), (7)	4,555	(1)	—	—	(233)	4,321
Research and development expenses(2), (6), (7)	2,316	1	—	—	(12)	2,305
Amortization of intangible assets(7)	1,187	(1,127)	—	—	—	60
Restructuring charges and certain acquisition-related costs(2)	84	—	(107)	—	23	—
Other (income)/deductions––net(2), (8)	1,351	(103)	(2)	—	(1,433)	(186)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	953	1,231	109	—	1,850	4,143
Provision/(benefit) for taxes on income/(loss)	(11,335)	341	36	—	11,314	356
Income/(loss) from continuing operations	12,289	890	73	—	(9,464)	3,787
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income/(loss) before allocation to noncontrolling interests	15	—	—	—	—	15
Net income/(loss) attributable to Pfizer Inc. common shareholders	12,274	890	73	(1)	(9,464)	3,772
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted	2.02	0.15	0.01	—	(1.56)	0.62

	Full-Year Ended December 31, 2017
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$52,546	$—	$—	$—	$—	$52,546
Cost of sales(2), (6), (7)	11,228	(47)	(39)	—	(363)	10,778
Selling, informational and administrative expenses(2), (6), (7)	14,804	(16)	—	—	(299)	14,489
Research and development expenses(2), (6), (7)	7,683	8	—	—	(38)	7,653
Amortization of intangible assets(7)	4,758	(4,565)	—	—	—	193
Restructuring charges and certain acquisition-related costs(2)	351	—	(426)	—	75	—
Other (income)/deductions––net(2), (8)	1,416	(138)	9	—	(2,020)	(733)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	12,305	4,758	456	—	2,647	20,166
Provision/(benefit) for taxes on income/(loss)	(9,049)	1,331	173	—	11,577	4,033
Income/(loss) from continuing operations	21,353	3,426	283	—	(8,930)	16,132
Discontinued operations––net of tax	2	—	—	(2)	—	—
Net income/(loss) before allocation to noncontrolling interests	47	—	—	—	—	47
Net income/(loss) attributable to Pfizer Inc. common shareholders	21,308	3,426	283	(2)	(8,930)	16,085
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted	3.52	0.57	0.05	—	(1.47)	2.65
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and twelve months ended December 31, 2018 and December 31, 2017. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2018 and November 30, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income. Among other items, GAAP Reported and Non-GAAP Adjusted amounts for the three and twelve months ended December 31, 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs. See Note (1) and Note (5) to Notes to Consolidated Statements of Income above and Note (3) below for additional information.
On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in the consolidated statement of income and EH’s operating results through February 2, 2017 and, therefore, our financial results, and EH’s operating results, for the fourth quarter of 2017 do not reflect any contribution from HIS global operations. Our financial results, and EH’s operating results, for full-year 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Our financial results, and EH’s operating results, for full-year 2018 do not reflect any contribution from HIS global operations.

(3)	Acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring charges(a)	$33	$25	$37	$105
Transaction costs(b)	—	—	1	4
Integration costs(c)	58	82	260	317
Net periodic benefit costs/(credits) other than service costs(d)	3	2	7	(9)
Additional depreciation––asset restructuring(e)	4	—	12	39
Total acquisition-related costs––pre-tax	97	109	318	456
Income taxes(f)	(14)	(36)	(54)	(173)
Total acquisition-related costs––net of tax	$83	$73	$264	$283

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Charges for the fourth quarter of 2018 were primarily due to asset write downs related to our acquisition of Hospira, Inc. (Hospira) and charges for full-year 2018 were primarily due to asset write downs, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira. Restructuring charges for the fourth quarter and full-year 2017 were primarily due to asset write downs, partially offset by the reversal of previously recorded accruals for employee termination costs. The charges for the fourth quarter of 2017 were mainly related to our acquisition of Hospira. The charges for the full-year 2017 were mainly related to our acquisitions of Hospira and Medivation, Inc. (Medivation). All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services, which for full-year 2017 were directly related to our acquisitions of Hospira, Anacor Pharmaceuticals, Inc. and Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the fourth quarter and full-year 2018, integration costs were primarily related to our acquisition of Hospira. In the fourth quarter of 2017, integration costs primarily related to our acquisition of Hospira and, for full-year 2017, integration costs primarily related to our acquisitions of Hospira and Medivation. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
Amounts for all periods presented represent the net periodic benefit costs/(credits), excluding service costs, reclassified to Other (income)/deductions––net as a result of the retrospective adoption of a new accounting standard in the first quarter of 2018. See Note (2) above for additional information. The credits for full-year 2017

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

included a net settlement gain, partially offset by accelerated amortization of actuarial losses and prior service costs upon the settlement of the remaining obligation associated with the Hospira U.S. qualified defined benefit pension plan.

(e)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In fourth-quarter and full-year 2018, included in Cost of sales and Selling, informational and administrative expenses. In fourth-quarter and full-year 2017, included in Cost of sales.

(f)
Included in Provision/(benefit) for taxes on income/(loss). Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Income taxes recorded in fourth-quarter and full-year 2017 do not reflect any changes associated with the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA). These changes resulting from the TCJA have been reflected below in Note 4, Certain significant items “Income taxes”.

(4)	Certain significant items include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Restructuring charges/(credits)––cost reduction initiatives(a)	$782	$(23)	$745	$(75)
Implementation costs and additional depreciation––asset restructuring(b)	68	94	232	279
Certain legal matters, net(c)	227	46	157	237
Adjustments to loss on sale of HIS net assets(d)	—	3	(1)	55
Certain asset impairments(e)	3,070	252	3,101	379
Business and legal entity alignment costs(f)	—	17	4	71
Net losses on early retirement of debt(g)	—	999	3	999
Other(h)	152	461	65	700
Total certain significant items––pre-tax	4,298	1,850	4,305	2,647
Income taxes(i)	(1,125)	(11,314)	(1,625)	(11,577)
Total certain significant items––net of tax	$3,172	$(9,464)	$2,680	$(8,930)

(a)
Restructuring charges/(credits)––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. For the fourth quarter and full-year 2018, the charges were primarily related to employee termination costs and asset write downs. The employee termination costs are associated with our improvements to operational effectiveness as part of the realignment of our organizational structure effective at the beginning of 2019. For the fourth quarter and full-year 2017, the credits were mostly related to the reversal of previously recorded accruals for employee termination costs, partially offset by asset write downs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($21 million) and Research and development expenses ($17 million) for the fourth quarter of 2018. Included in Cost of sales ($121 million), Selling, informational and administrative expenses ($72 million) and Research and development expenses ($39 million) for full-year 2018. Included in Cost of sales ($57 million), Selling, informational and administrative expenses ($25 million) and Research and development expenses ($12 million) for the fourth quarter of 2017. Included in Cost of sales ($170 million), Selling, informational and administrative expenses ($71 million) and Research and development expenses ($38 million) for full-year 2017.

(c)
Included in Other (income)/deductions––net. In the fourth quarter of 2018, primarily includes legal reserves for certain pending legal matters. In full-year 2018, primarily includes legal reserves for certain pending legal matters. partially offset by the reversal of a legal accrual where a loss was no longer deemed probable. In full-year 2017, primarily includes a $94 million charge to resolve a class action lawsuit filed by direct purchasers relating to Celebrex, which was approved by the court in April 2018, and a $79 million charge to reflect damages awarded by a jury in a patent matter.

(d)
Included in Other (income)/deductions––net. Represents adjustments to amounts previously recorded in 2016 to write down the HIS net assets to fair value less costs to sell related to the sale of HIS net assets to ICU Medical, Inc. on February 3, 2017.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(e)
Included in Other (income)/deductions––net. In the fourth quarter and full-year 2018, primarily includes intangible asset impairment charges of $3.1 billion, mainly composed of (i) $2.6 billion related to EH finite-lived developed technology rights, $242 million related to EH finite-lived licensing agreements and $80 million related to EH finite-lived in-process research and development (IPR&D), all of which relate to our acquisition of Hospira, for generic sterile injectable products associated with various indications and (ii) $117 million related to a multi-antigen vaccine IPR&D program for adults undergoing elective spinal fusion surgery. In 2018, the intangible asset impairment charges associated with the generic sterile injectable products reflect, among other things, updated commercial forecasts, reflecting an increased competitive environment as well as higher manufacturing costs, largely stemming from ongoing manufacturing and supply issues. The intangible asset impairment charge for the multi-antigen vaccine IPR&D program was the result of the Phase 2b trial reaching futility at a pre-planned interim analysis. In the fourth quarter of 2017, primarily includes intangible asset impairment charges of $210 million, mainly related to (i) developed technology rights for a sterile injectable pain reliever, acquired in connection with our acquisition of Hospira, and (ii) other developed technology rights for the treatment of attention deficit hyperactivity disorder, acquired in connection with our acquisition of NextWave Pharmaceuticals Inc. (NextWave) and for a generic injectable antibiotic product for the treatment of bacterial infections, acquired in connection with our acquisition of Hospira. In full-year 2017, primarily includes intangible asset impairment charges of $337 million, mainly related to (i) developed technology rights for a generic sterile injectable product for the treatment of edema associated with certain conditions and a sterile injectable pain reliever, both acquired in connection with our acquisition of Hospira, and (ii) other developed technology rights for the treatment of attention deficit hyperactivity disorder, acquired in connection with our acquisition of NextWave and for a generic injectable antibiotic product for the treatment of bacterial infections, acquired in connection with our acquisition of Hospira.

(f)
Included in Other (income)/deductions––net. Represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(g)
Included in Other (income)/deductions––net. In fourth-quarter and full-year 2017, represents net losses due to the early retirement of debt, inclusive of the related termination of cross currency swaps.

(h)
For the fourth quarter of 2018, included in Cost of sales ($4 million), Selling, informational and administrative expenses ($17 million), Research and development expenses ($4 million) and Other (income)/deductions––net ($126 million) and includes, among other things, $58 million of incremental costs associated with the design, planning and implementation of the new organizational structure, effective in the beginning of 2019, and primarily include consulting, legal, tax, and advisory services. For full-year 2018, included in Cost of sales ($10 million income), Selling, informational and administrative expenses ($151 million), Research and development expenses ($8 million) and Other (income)/deductions––net ($83 million income). Full-year 2018 includes, among other things, (i) a non-cash $343 million pre-tax gain in Other (income)/deductions––net associated with our transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC (Cerevel), to continue development of a portfolio of clinical and preclinical stage neuroscience assets primarily targeting disorders of the central nervous system, (ii) a $119 million charge, in the aggregate, in Selling, informational and administrative expenses for a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the U.S. TCJA, (iii) $59 million of incremental costs associated with the design, planning and implementation of the new organizational structure, effective in the beginning of 2019, and primarily include consulting, legal, tax, and advisory services and (iv) a non-cash $50 million pre-tax gain in Other (income)/deductions––net as a result of the contribution of our allogeneic chimeric antigen receptor T cell therapy development program assets in connection with our contribution agreement entered into with Allogene Therapeutics, Inc. In the fourth quarter of 2017, included in Cost of sales ($138 million), Selling, informational and administrative expenses ($208 million) and Other (income)/deductions––net ($115 million). In full-year 2017, included in Cost of sales ($193 million), Selling, informational and administrative expenses ($229 million) and Other (income)/deductions––net ($278 million). For the fourth quarter and full-year 2017, includes, among other things, (i) a charitable contribution to the Pfizer Foundation of $200 million, which is included in Selling, informational and administrative expenses, (ii) $140 million in fourth-quarter 2017 and $195 million in full-year 2017 in inventory losses, overhead costs related to the period in which our Puerto Rico plants were not operational, and incremental costs, all of which resulted from hurricanes in Puerto Rico in 2017 and are included in Cost of sales and (iii) an $81 million loss

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

related to the sale of our then 49%-owned equity-method investment in Hisun Pfizer Pharmaceuticals Company Limited, which is included in Other (income)/deductions––net. Full-year 2017 also includes a realized net loss of $30 million related to the sale of our 40% ownership investment in Laboratório Teuto Brasileiro S.A., including the extinguishment of a put option for the then remaining 60% ownership interest, which is included in Other (income)/deductions––net.

(i)
Included in Provision/(benefit) for taxes on income/(loss). Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The fourth-quarter and full-year 2018 were favorably impacted primarily by adjustments to the provisional estimate of the TCJA recorded as we finalized our accounting related to the tax effects of the TCJA, in accordance with guidance issued by the U.S. Securities and Exchange Commission. The fourth-quarter and full-year 2017 were favorably impacted by tax benefits primarily associated with the remeasurement of U.S. deferred tax liabilities, which includes the repatriation tax on deemed repatriated accumulated earnings of foreign subsidiaries associated with the TCJA.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income/(loss) and its components and diluted EPS/loss per share (LPS). Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income/(loss) and its components and diluted EPS/LPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(8)	Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2018	2017	2018	2017
Interest income	$(93)	$(117)	$(333)	$(391)
Interest expense	377	330	1,344	1,304
Net interest expense	283	213	1,011	912
Royalty-related income	(135)	(168)	(495)	(499)
Net gains on asset disposals	(52)	—	(71)	(66)
Net gains recognized during the period on investments in equity securities	(126)	(64)	(586)	(224)
Net realized (gains)/losses on sales of investments in debt securities	121	—	141	(45)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(30)	(54)	(464)	(217)
Net periodic benefit credits other than service costs	(102)	(6)	(435)	(35)
Certain legal matters, net	—	—	—	3
Certain asset impairments	6	—	15	16
Adjustments to loss on sale of HIS net assets	—	—	—	—
Business and legal entity alignment costs	—	—	—	—
Net losses on early retirement of debt	—	—	—	—
Other, net	(77)	(107)	(369)	(578)
Non-GAAP Adjusted Other (income)/deductions––net	$(111)	$(186)	$(1,253)	$(733)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

For additional information regarding the adjustments, see the accompanying reconciliations on pages 23 and 24. See Note (5) to Consolidated Statements of Income for the fourth quarter and full-year 2018 and 2017 above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (4) above.

(9)
For fourth-quarter 2018, we used basic weighted average shares of 5,788 million (excluding common-share equivalents) to calculate GAAP Reported Loss per common share attributable to Pfizer Inc.––diluted, and we used diluted weighted average shares of 5,912 million to calculate both the Non-GAAP Adjusted Earnings per common share attributable to Pfizer Inc.––diluted and the related Earnings per common share attributable to Pfizer Inc.––diluted for the adjustments to reconcile GAAP Reported to Non-GAAP Adjusted information.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

	Fourth-Quarter 2018
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$8,852	$5,124	$—	$13,976	$—	$13,976
Cost of sales	1,091	1,614	339	3,044	31	3,075
% of revenue	12.3%	31.5%	*	21.8%	*	22.0%
Selling, informational and administrative expenses	1,993	703	1,272	3,968	39	4,007
Research and development expenses	983	254	1,199	2,436	21	2,457
Amortization of intangible assets	54	15	—	69	1,184	1,253
Restructuring charges and certain acquisition-related costs	—	—	—	—	872	872
Other (income)/deductions––net	(108)	(41)	39	(111)	3,369	3,259
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	4,839	2,579	(2,849)	4,569	(5,516)	(946)

	Full-Year Ended December 31, 2018
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$33,426	$20,221	$—	$53,647	$—	$53,647
Cost of sales	4,140	6,056	934	11,130	118	11,248
% of revenue	12.4%	29.9%	*	20.7%	*	21.0%
Selling, informational and administrative expenses	6,961	2,612	4,659	14,232	223	14,455
Research and development expenses	2,866	937	4,160	7,962	43	8,006
Amortization of intangible assets	219	62	—	281	4,612	4,893
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,044	1,044
Other (income)/deductions––net	(1,017)	(158)	(78)	(1,253)	3,369	2,116
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	20,258	10,712	(9,676)	21,294	(9,409)	11,885

	Fourth-Quarter 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$8,218	$5,484	$—	$13,703	$—	$13,703
Cost of sales(6)	1,179	1,618	261	3,059	198	3,256
% of revenue	14.3%	29.5%	*	22.3%	*	23.8%
Selling, informational and administrative expenses(6)	2,129	795	1,398	4,321	234	4,555
Research and development expenses(6)	850	292	1,163	2,305	11	2,316
Amortization of intangible assets	39	21	—	60	1,127	1,187
Restructuring charges and certain acquisition-related costs(6)	—	—	—	—	84	84
Other (income)/deductions––net(6)	(255)	(30)	98	(186)	1,537	1,351
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	4,276	2,788	(2,920)	4,143	(3,190)	953

	Full-Year Ended December 31, 2017
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$31,422	$21,124	$—	$52,546	$—	$52,546
Cost of sales(6)	4,091	5,937	750	10,778	449	11,228
% of revenue	13.0%	28.1%	*	20.5%	*	21.4%
Selling, informational and administrative expenses(6)	6,727	2,898	4,864	14,489	316	14,804
Research and development expenses(6)	2,544	1,052	4,057	7,653	31	7,683
Amortization of intangible assets	129	65	—	193	4,565	4,758
Restructuring charges and certain acquisition-related costs(6)	—	—	—	—	351	351
Other (income)/deductions––net(6)	(878)	(287)	432	(733)	2,150	1,416
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	18,809	11,460	(10,104)	20,166	(7,861)	12,305
See end of tables for notes (1) through (6). Amounts may not add due to rounding.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments for the periods presented: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH). The expenses generally include only those costs directly attributable to the operating segment. The operating segment information presents the three and twelve months ended December 31, 2018 and December 31, 2017. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2018 and November 30, 2017.

The adoption of certain new accounting standards in the first quarter of 2018 impacted our consolidated statements of income. See Note (1) and Note (5) to Notes to Consolidated Statements of Income, Note (3) to Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information Certain Line Items and Note (6) below for additional information.
On February 3, 2017, we completed the sale of our global infusion systems net assets, Hospira Infusion Systems (HIS). The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the fourth quarter of 2017 do not reflect any contributions from HIS global operations, while EH’s operating results for full-year 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Financial results for 2018 do not reflect any contribution from HIS global operations.

Some additional information about our business segments follows as of December 31, 2018 (prior to our new 2019 commercial organizational re-alignment):
IH Segment	EH Segment
IH focused on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas included internal medicine, vaccines, oncology, inflammation & immunology, rare disease and consumer healthcare.

EH included legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and select branded products including anti-infectives. EH also included an R&D organization, as well as our contract manufacturing business. Through February 2, 2017, EH also included HIS.

Leading brands included:
- Prevnar 13/Prevenar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Ibrance
- Xtandi
- Chantix/Champix
- Several OTC consumer healthcare products (e.g., Advil and Centrum)
Leading brands included: - Lipitor - Norvasc - Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries) - Celebrex - Viagra* - Inflectra/Remsima - Sulperazon - Several sterile injectable products

*
Viagra lost exclusivity in the U.S. in December 2017. In 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, were reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, in 2018, total Viagra worldwide revenues were reported in EH.

The following organizational change impacted our operating segments in 2018:

•
Effective in the first quarter of 2018, certain costs for Pfizer’s Strategy and Commercial Operations (StratCO) group, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. StratCO costs primarily include headcount costs, vendor costs and data costs largely in support of Pfizer’s commercial operations. The majority of the StratCO costs reflect additional amounts that our operating segments would have incurred had each segment operated as a standalone company during the periods presented. The reporting change was made to streamline accountability and speed decision making. In the fourth quarter of 2017, we reclassified approximately $124 million of costs from IH, approximately $62 million of costs from EH and approximately $30 million of costs from Corporate to Other unallocated costs to conform to the current period presentation. For full-year 2017, we reclassified approximately $468 million of costs from IH, approximately $176 million of costs from EH and approximately $70 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

Fourth Quarter of 2018 vs. Fourth Quarter of 2017
Innovative Health Operating Segment

•	Cost of sales as a percentage of Revenues decreased 2.0 percentage points, primarily driven by the favorable impact of foreign exchange.

•
The decrease in Cost of sales of 7% was primarily driven by the favorable impact of foreign exchange, partially offset by an increase in royalty expenses based on the mix of products sold and an increase in sales volumes for various key products within our product portfolio.

•
The decrease in Selling, informational and administrative expenses of 6% was primarily driven by lower investment across several of our products, primarily Lyrica, Eucrisa, Eliquis and Enbrel, as well as the favorable impact of foreign exchange, partially offset by increased investment in Xeljanz.

•	The increase in Research and development expenses of 16% primarily reflects:

◦	increased costs associated with the Bavencio program; and

◦
increased costs associated with our Phase 3 clinical trial related to our JAK1 inhibitor (which was initiated in December 2017) as well as increased spending for our 20 valent pneumococcal conjugate vaccine candidate.

•	The unfavorable change in Other (income)/deductions––net primarily reflects:

◦	a $69 million decrease in income from collaborations, out-licensing arrangements and sales of compound/product rights;

◦	lower royalty income; and

◦	a $27 million decrease in dividend income from our investment in ViiV Healthcare Limited (ViiV).
Essential Health Operating Segment

•	Cost of sales as a percentage of Revenues increased 2.0 percentage points, primarily due to:

◦	higher sales volume of Inflectra in the U.S. and developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs; and

◦	lower sales volumes and margins as a result of product losses of exclusivity and generic competition in developed markets, partially offset by:

◦	the favorable impact of foreign exchange; and

◦
lower sales volumes in the SIP portfolio, which carries a higher costs to produce, in developed markets, primarily due to increased competition across the SIP portfolio and continued legacy Hospira product shortages in the U.S.

•	The slight decrease in Cost of sales was primarily due to:

◦	the favorable impact of foreign exchange; and

◦	lower sales volumes as a result of product losses of exclusivity and generic competition in developed markets, partially offset by:

◦	higher sales volumes of Inflectra in the U.S. and developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs; and

◦
lower sales volumes in the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to increased competition across the SIP portfolio and continued legacy Hospira product shortages in the U.S.

•
Selling, informational and administrative expenses decreased 12% mainly due to advertising, promotional and field force expenses, as well as lower general and administrative expenses, reflecting the benefits of cost-reduction and productivity initiatives, and the favorable impact of foreign exchange, partially offset by additional investments in China.

•	Research and development expenses decreased 13% primarily due to decreased spending for biosimilars as several programs have reached completion.

•
The favorable change in Other (income)/deductions––net primarily reflects an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights, partially offset by the unfavorable impact of foreign exchange.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

Full-Year 2018 vs. Full-Year 2017
Innovative Health Operating Segment

•	Cost of sales as a percentage of Revenues decreased 0.6 percentage points, primarily driven by the favorable impact of foreign exchange.

•
The increase in Cost of sales of 1% was primarily driven by an increase in royalty expenses based on the mix of products sold and an increase in sales volumes for various key products within our product portfolio, partially offset by the favorable impact of foreign exchange.

•
The increase in Selling, informational and administrative expenses of 3% was primarily driven by additional investment across several of our key products, primarily Xeljanz, Ibrance, Eucrisa and Prevnar 13/Prevenar 13 (pediatric indication), partially offset by the reclassification of Viagra IH to EH and lower healthcare reform expenses.

•	The increase in Research and development expenses of 13% primarily reflects:

◦	increased costs associated with the Bavencio program; and

◦
increased costs associated with our Phase 3 clinical trials related to our JAK1 inhibitor (which was initiated in December 2017) and the C. difficile vaccine program (which was initiated in March 2017) as well as increased spending for our 20 valent pneumococcal conjugate vaccine candidate.

•
The favorable change in Other (income)/deductions––net primarily reflects a $116 million increase in income from collaborations, out-licensing arrangements and sales of compound/product rights, partially offset by a $13 million decrease in dividend income from our investment in ViiV.

Essential Health Operating Segment
The changes in EH expenses below reflect, among other things, the favorable impact of the February 2017 sale of HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, operating results for EH for full-year 2017 include approximately one month of HIS domestic operations and approximately two months of HIS international operations. Operating results for EH for full-year 2018 do not reflect any contribution from HIS global operations.

•	Cost of sales as a percentage of Revenues increased 1.8 percentage points, primarily due to:

◦	higher sales volume of Inflectra in the U.S. and developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs; and

◦	lower sales volumes and margins as a result of product losses of exclusivity and generic competition in developed markets, partially offset by:

◦
lower sales volumes in the SIP portfolio, which carries a higher costs to produce, in developed markets, primarily due to increased competition across the SIP portfolio and continued legacy Hospira product shortages in the U.S.;

◦	the favorable impact of foreign exchange; and

◦	the non-recurrence of charges related to a product recall that occurred in 2017.

•	The increase in Cost of sales of 2% was primarily due to:

◦	higher sales volumes of Inflectra in the U.S. and developed Europe, and higher Pfizer CentreOne sales volumes, both of which carry higher product costs; and

◦
lower sales volumes in the SIP portfolio, which carries a higher cost to produce, in developed markets, primarily due to increased competition across the SIP portfolio and continued legacy Hospira product shortages in the U.S., partially offset by:

◦	lower sales volumes as a result of product losses of exclusivity and generic competition in developed markets; and

◦	the non-recurrence of charges related to a product recall that occurred in 2017.

•
Selling, informational and administrative expenses decreased 10% mainly due to lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and lower general and administrative expenses, partially offset by additional investments in China.

•	Research and development expenses decreased 11% primarily due to decreased spending for biosimilars as several programs have reached completion.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of income from resolution of a contract disagreement, the non-recurrence of a gain on the redemption of an acquired bond in 2017 and the unfavorable impact of foreign exchange, partially offset by an increase in income from collaborations, out-licensing arrangements and sales of compound/product rights.

(3)	Other comprises the costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Fourth-Quarter 2018
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	19	320	339
Selling, informational and administrative expenses	—	—	1,077	195	1,272
Research and development expenses	677	209	285	28	1,199
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(38)	(1)	82	(4)	39
Loss from continuing operations before provision for taxes on income	$(638)	$(208)	$(1,463)	$(539)	$(2,849)

	Full-Year Ended December 31, 2018
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales	—	—	168	767	934
Selling, informational and administrative expenses	—	—	3,958	701	4,659
Research and development expenses	2,341	788	957	73	4,160
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
Other (income)/deductions––net	(148)	(5)	13	62	(78)
Loss from continuing operations before benefit for taxes on income	$(2,193)	$(784)	$(5,096)	$(1,603)	$(9,676)

	Fourth-Quarter 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales(e)	—	—	37	225	261
Selling, informational and administrative expenses(e)	—	—	1,193	204	1,398
Research and development expenses(e)	722	217	213	11	1,163
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs(e)	—	—	—	—	—
Other (income)/deductions––net(e)	(5)	(1)	101	4	98
Loss from continuing operations before provision for taxes on income	$(717)	$(216)	$(1,544)	$(444)	$(2,920)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Full-Year Ended December 31, 2017
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Corporate(c)	Other Unallocated(d)	Total
Revenues	$—	$—	$—	$—	$—
Cost of sales(e)	—	—	32	718	750
Selling, informational and administrative expenses(e)	—	(1)	4,159	706	4,864
Research and development expenses(e)	2,402	783	823	50	4,057
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs(e)	—	—	—	—	—
Other (income)/deductions––net(e)	(42)	(5)	439	40	432
Loss from continuing operations before provision for taxes on income	$(2,361)	$(777)	$(5,452)	$(1,514)	$(10,104)
The above tables and related footnotes below reflect our organization structure for the periods presented.

(a)
WRD––the R&D expenses managed by our WRD organization, which is generally responsible for research projects for our IH business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for the operational execution of clinical trials for both early-stage assets in the WRD portfolio as well as late-stage assets in the Innovative portfolio. GPD also provides technical support and other services to Pfizer R&D projects.

(c)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations, as well as certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments. Effective in the first quarter of 2018, certain costs for StratCO, which were previously reported in the operating results of our operating segments and Corporate, are reported in Other Unallocated. For additional information, see note (d) below.

(d)
Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs (which include manufacturing variances associated with production). In connection with the StratCO reporting change, in the fourth quarter of 2017, we reclassified approximately $124 million of costs from IH, approximately $62 million of costs from EH and approximately $30 million of costs from Corporate to Other unallocated costs to conform to the current period presentation. For full-year 2017, we reclassified approximately $468 million of costs from IH, approximately $176 million of costs from EH and approximately $70 million of costs from Corporate to Other unallocated costs to conform to the current period presentation.

(e)
Amounts for the fourth quarter and full-year 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs.

For information purposes only, the following tables present reconciliations of our segment operating results to segment operating results including estimated Other costs generally associated with each segment. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented. For information purposes only, for full-year 2018, we estimate that Other costs, as described above, for combined WRD and GPD costs of $3.0 billion, and combined Corporate and Other Unallocated costs of $5.8 billion after excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $1.0 billion for full-year 2018 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $72 million for full-year 2018 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

	Full-Year Ended December 31, 2018
		Estimated Other Costs Associated with IH(b)
(MILLIONS OF DOLLARS)	Innovative Health Non-GAAP Adjusted(a), (c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Innovative Health with Estimated Other Costs Associated with Innovative Health Non-GAAP Adjusted(b), (c)
Revenues	$33,426			$33,426
Cost of sales	4,140	—	142	4,282
Selling, informational and administrative expenses	6,961	—	2,708	9,669
Research and development expenses	2,866	3,097	938	6,901
Amortization of intangible assets	219		(4)	215
Restructuring charges and certain acquisition-related costs	—			—
Other (income)/deductions––net	(1,017)	(152)	(672)	(1,841)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	20,258	(2,945)	(3,112)	14,201

	Full-Year Ended December 31, 2018
		Estimated Other Costs Associated with EH(b)
(MILLIONS OF DOLLARS)	Essential Health Non-GAAP Adjusted(a), (c)	Estimated WRD/GPD(b)	Estimated Corporate/Other Unallocated(b)	Essential Health with Estimated Other Costs Associated with Essential Health Non-GAAP Adjusted(b), (c)
Revenues	$20,221			$20,221
Cost of sales	6,056	—	792	6,849
Selling, informational and administrative expenses	2,612	—	1,952	4,563
Research and development expenses	937	32	92	1,061
Amortization of intangible assets	62		4	66
Restructuring charges and certain acquisition-related costs	—			—
Other (income)/deductions––net	(158)	—	(192)	(351)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	10,712	(32)	(2,648)	8,032

(a)
Amount represents the revenues and costs managed by each of our operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (2) above for more information.

(b)	Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see above.

•	WRD/GPD––The information provided for WRD and GPD was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

(c)	See note (4) below for an explanation of our Non-GAAP Adjusted financial measure.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2017 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the fourth quarter and full-year 2018 and 2017. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as restructuring or legal charges), that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the fourth quarter and full-year 2018 and 2017.

(6)
Amounts for IH, EH, Other and Reconciling Items for the fourth quarter and full-year 2017 have been revised from previously reported amounts to reflect the retrospective adoption of a new accounting standard in the first quarter of 2018, as of January 1, 2018, requiring the reclassification of the non-service cost components of net periodic pension and postretirement benefit costs to Other (income)/deductions––net from their classification within Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Restructuring charges and certain acquisition-related costs.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2018 and 2017 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2018	2017	% Change		2018	2017	% Change	2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,976	$13,703	2%	5%	$6,468	$6,510	(1%)	$7,508	$7,192	4%	10%
PFIZER INNOVATIVE HEALTH (IH)(b)	$8,852	$8,218	8%	10%	$4,957	$4,752	4%	$3,895	$3,466	12%	18%
Internal Medicine	$2,657	$2,440	9%	10%	$1,795	$1,666	8%	$863	$773	12%	15%
Lyrica IH(c)	1,224	1,130	8%	9%	951	861	10%	273	268	2%	3%
Eliquis alliance revenues and direct sales	910	710	28%	31%	478	377	27%	432	333	30%	35%
Chantix/Champix	296	271	9%	10%	236	200	18%	59	71	(16%)	(12%)
BMP2	72	64	14%	14%	71	64	12%	1	—	*	*
Toviaz	74	70	5%	7%	25	22	15%	49	48	—	4%
Viagra IH(d)	—	112	*	*	—	102	*	—	10	*	*
All other Internal Medicine	81	84	(3%)	—	32	40	(20%)	49	43	14%	18%
Vaccines	$1,624	$1,617	—	3%	$780	$789	(1%)	$844	$828	2%	7%
Prevnar 13/Prevenar 13	1,512	1,533	(1%)	1%	763	780	(2%)	749	753	(1%)	5%
FSME/IMMUN-TicoVac	22	15	44%	48%	—	—	—	22	15	44%	48%
Trumenba	21	9	*	*	17	9	95%	4	—	*	*
All other Vaccines	69	60	16%	24%	—	—	—	69	60	16%	24%
Oncology	$1,908	$1,505	27%	30%	$1,217	$1,218	—	$691	$287	*	*
Ibrance	1,133	716	58%	62%	743	777	(4%)	389	(61)	*	*
Sutent	264	276	(5%)	—	96	96	(1%)	168	180	(7%)	—
Xtandi alliance revenues	189	168	12%	12%	189	168	12%	—	—	—	—
Xalkori	107	152	(30%)	(27%)	40	53	(25%)	67	99	(32%)	(29%)
Inlyta	72	83	(14%)	(10%)	31	31	1%	40	52	(23%)	(17%)
Bosulif	89	70	27%	28%	61	46	31%	28	24	20%	22%
All other Oncology	55	39	40%	40%	57	46	23%	(2)	(7)	71%	69%
Inflammation & Immunology (I&I)	$1,129	$1,104	2%	7%	$476	$390	22%	$652	$714	(9%)	(2%)
Enbrel (Outside the U.S. and Canada)	524	634	(17%)	(11%)	—	—	—	524	634	(17%)	(11%)
Xeljanz	553	410	35%	37%	429	340	26%	124	70	75%	89%
Eucrisa	43	34	25%	25%	43	34	24%	—	—	—	—
All other I&I	9	25	(64%)	(64%)	5	16	(72%)	5	9	(49%)	(50%)
Rare Disease	$561	$603	(7%)	(3%)	$170	$176	(4%)	$391	$427	(8%)	(3%)
Genotropin	142	157	(9%)	(6%)	34	42	(18%)	108	115	(6%)	(1%)
BeneFIX	134	150	(11%)	(8%)	62	62	(1%)	73	88	(18%)	(13%)
Refacto AF/Xyntha	125	142	(12%)	(8%)	28	26	6%	97	116	(16%)	(11%)
Somavert	73	71	2%	4%	29	28	3%	44	44	1%	5%
All other Rare Disease	86	82	6%	12%	17	18	(3%)	69	64	8%	16%
Consumer Healthcare	$974	$950	3%	5%	$520	$512	1%	$455	$437	4%	9%
PFIZER ESSENTIAL HEALTH (EH)(e)	$5,124	$5,484	(7%)	(3%)	$1,511	$1,758	(14%)	$3,613	$3,726	(3%)	2%
Legacy Established Products (LEP)(f)	$2,675	$2,899	(8%)	(4%)	$656	$788	(17%)	$2,019	$2,111	(4%)	—
Lipitor	524	574	(9%)	(5%)	24	35	(31%)	499	539	(7%)	(4%)
Norvasc	252	241	4%	9%	9	10	(8%)	243	232	5%	10%
Premarin family	227	266	(15%)	(14%)	214	251	(15%)	13	15	(11%)	(7%)
Xalatan/Xalacom	85	94	(9%)	(6%)	4	5	(11%)	81	89	(9%)	(5%)
Effexor	83	82	1%	5%	18	22	(20%)	65	60	10%	14%
EpiPen	88	37	*	*	67	22	*	21	15	38%	44%
Zoloft	75	76	(2%)	5%	14	11	20%	61	65	(5%)	2%
Zithromax	74	68	9%	12%	2	(2)	*	72	70	3%	6%
Xanax	60	60	—	5%	9	11	(17%)	51	49	4%	10%
Sildenafil Citrate	(16)	56	*	*	(16)	56	*	—	—	—	—
All other LEP	1,223	1,345	(9%)	(5%)	310	366	(15%)	913	979	(7%)	(1%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$1,287	$1,404	(8%)	(6%)	$570	$680	(16%)	$716	$724	(1%)	3%
Sulperazon	149	126	18%	24%	—	—	—	149	126	18%	24%
Medrol	109	131	(17%)	(16%)	65	87	(25%)	43	44	(2%)	2%
Fragmin	72	85	(15%)	(12%)	2	6	(64%)	70	80	(12%)	(8%)
Tygacil	62	69	(9%)	(5%)	6	6	(4%)	56	62	(10%)	(5%)
Zosyn/Tazocin	54	69	(22%)	(20%)	34	53	(36%)	20	16	26%	35%
Precedex	47	61	(23%)	(20%)	15	37	(59%)	32	24	34%	40%
All other SIP	793	862	(8%)	(6%)	448	491	(9%)	345	371	(7%)	(3%)
Peri-LOE Products(h)	$736	$825	(11%)	(7%)	$96	$106	(10%)	$640	$718	(11%)	(7%)
Celebrex	192	210	(9%)	(7%)	15	47	(68%)	177	163	8%	11%
Viagra EH(d)	127	97	31%	36%	21	—	*	106	97	9%	15%
Vfend	98	115	(15%)	(10%)	3	3	(18%)	95	112	(15%)	(9%)
Lyrica EH(c)	96	125	(23%)	(18%)	—	—	—	96	125	(23%)	(18%)
Zyvox	52	61	(15%)	(13%)	(2)	(9)	74%	54	71	(23%)	(21%)
Revatio	65	62	4%	4%	42	32	32%	23	31	(26%)	(24%)
Pristiq	50	73	(32%)	(29%)	14	28	(51%)	36	45	(19%)	(15%)
All other Peri-LOE Products	57	81	(30%)	(26%)	4	5	(25%)	53	75	(30%)	(26%)
Biosimilars(i)	$211	$165	28%	31%	$76	$44	73%	$135	$120	12%	16%
Inflectra/Remsima	173	135	28%	31%	70	44	58%	103	91	14%	18%
All other Biosimilars	38	30	28%	31%	6	—	*	32	30	7%	10%
Pfizer CentreOne(j)	$215	$192	12%	14%	$113	$140	(19%)	$102	$52	96%	*
Hospira Infusion Systems (HIS)(k)	$—	$—	—	—	$—	$—	—	$—	$—	—	—
Total Lyrica(c)	$1,320	$1,254	5%	6%	$951	$861	10%	$369	$393	(6%)	(4%)
Total Viagra(d)	$127	$209	(39%)	(37%)	$21	$102	(80%)	$106	$107	(1%)	4%
Total Alliance revenues	$1,018	$815	25%	26%	$675	$550	23%	$344	$265	29%	33%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH-QUARTER 2018 and 2017 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2018	2017	% Change		2018	2017	% Change		2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,459	$2,200	12%	15%	$1,755	$1,815	(3%)	(1%)	$3,294	$3,178	4%	13%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,637	$1,284	28%	31%	$953	$927	3%	5%	$1,306	$1,255	4%	16%
Internal Medicine	$301	$237	27%	31%	$376	$370	1%	3%	$186	$166	12%	21%
Lyrica IH(c)	—	—	—	—	221	212	4%	5%	52	57	(9%)	(5%)
Eliquis alliance revenues and direct sales	256	195	31%	35%	93	77	22%	24%	83	61	35%	49%
Chantix/Champix	23	23	(1%)	2%	26	35	(24%)	(22%)	10	13	(20%)	(10%)
BMP2	—	—	—	—	—	—	—	—	1	—	*	*
Toviaz	19	19	(2%)	1%	27	26	3%	5%	3	3	(13%)	11%
Viagra IH(d)	—	—	—	—	—	10	*	*	—	—	—	—
All other Internal Medicine	4	—	*	*	8	11	(28%)	(26%)	38	32	16%	21%
Vaccines	$307	$291	6%	8%	$102	$135	(24%)	(22%)	$434	$403	8%	16%
Prevnar 13/Prevenar 13	236	228	4%	6%	98	130	(25%)	(23%)	415	395	5%	13%
FSME/IMMUN-TicoVac	19	13	38%	42%	—	—	—	—	3	2	*	*
Trumenba	3	—	*	*	—	—	—	—	1	—	—	—
All other Vaccines	50	49	1%	4%	5	5	(3%)	5%	15	6	*	*
Oncology	$372	$24	*	*	$162	$93	75%	77%	$157	$170	(8%)	11%
Ibrance	242	(123)	*	*	79	12	*	*	69	49	40%	77%
Sutent	83	84	(2%)	1%	30	32	(5%)	(3%)	55	64	(14%)	(1%)
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	33	44	(26%)	(24%)	15	15	(3%)	(2%)	19	39	(51%)	(45%)
Inlyta	11	16	(32%)	(30%)	20	22	(9%)	(8%)	10	14	(33%)	(14%)
Bosulif	15	13	17%	20%	11	9	21%	22%	2	2	26%	35%
All other Oncology	(12)	(11)	(6%)	(10%)	7	2	*	*	2	2	17%	25%
Inflammation & Immunology (I&I)	$311	$370	(16%)	(14%)	$134	$146	(8%)	(6%)	$208	$198	5%	24%
Enbrel (Outside the U.S. and Canada)	271	357	(24%)	(22%)	75	102	(27%)	(25%)	177	175	1%	18%
Xeljanz	46	18	*	*	47	30	59%	63%	31	23	33%	64%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(6)	(5)	(36%)	(40%)	11	14	(20%)	(20%)	—	—	—	—
Rare Disease	$207	$232	(11%)	(8%)	$92	$101	(9%)	(7%)	$92	$94	(2%)	15%
Genotropin	46	48	(4%)	(2%)	39	42	(6%)	(5%)	23	26	(10%)	7%
BeneFIX	34	46	(27%)	(24%)	18	24	(23%)	(21%)	21	19	10%	26%
Refacto AF/Xyntha	58	74	(22%)	(19%)	11	14	(20%)	(15%)	28	29	(1%)	14%
Somavert	34	34	1%	3%	6	5	13%	16%	4	4	(13%)	6%
All other Rare Disease	36	31	16%	19%	17	17	4%	6%	16	16	(1%)	19%
Consumer Healthcare	$139	$131	7%	10%	$87	$83	5%	9%	$228	$224	2%	8%
PFIZER ESSENTIAL HEALTH (EH)(e)	$822	$916	(10%)	(8%)	$803	$887	(10%)	(8%)	$1,988	$1,923	3%	10%
Legacy Established Products (LEP)(f)	$397	$431	(8%)	(5%)	$473	$565	(16%)	(15%)	$1,149	$1,115	3%	11%
Lipitor	50	55	(9%)	(6%)	59	121	(52%)	(51%)	390	362	8%	13%
Norvasc	16	18	(9%)	(6%)	44	53	(17%)	(17%)	183	161	14%	20%
Premarin family	—	1	(12%)	(10%)	6	7	(6%)	(2%)	6	8	(16%)	(11%)
Xalatan/Xalacom	21	24	(13%)	(11%)	31	36	(14%)	(13%)	28	29	—	9%
Effexor	17	17	(4%)	(1%)	29	23	24%	26%	20	19	4%	15%
EpiPen	—	—	—	—	21	15	38%	44%	—	—	—	—
Zoloft	10	10	(5%)	(3%)	15	19	(23%)	(22%)	37	35	4%	16%
Zithromax	13	13	(2%)	1%	11	13	(20%)	(19%)	49	44	11%	15%
Xanax	26	25	5%	7%	4	5	(15%)	(14%)	20	19	8%	20%
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
All other LEP	244	269	(9%)	(7%)	254	271	(6%)	(5%)	415	439	(5%)	4%
Sterile Injectable Pharmaceuticals (SIP)(g)	$133	$167	(20%)	(18%)	$134	$140	(4%)	(1%)	$450	$417	8%	14%
Sulperazon	—	—	—	—	2	3	(23%)	(23%)	147	123	20%	25%
Medrol	12	13	(6%)	(4%)	7	6	14%	18%	24	25	(4%)	1%
Fragmin	33	41	(20%)	(17%)	20	22	(6%)	(2%)	17	17	1%	6%
Tygacil	13	22	(40%)	(38%)	1	1	(9%)	(8%)	42	39	7%	13%
Zosyn/Tazocin	—	1	(64%)	(63%)	1	—	*	*	19	15	26%	37%
Precedex	—	—	—	—	18	14	34%	37%	14	10	33%	44%
All other SIP	74	90	(18%)	(16%)	83	94	(11%)	(7%)	187	187	—	5%
Peri-LOE Products(h)	$131	$184	(28%)	(26%)	$182	$173	5%	6%	$327	$362	(10%)	(3%)
Celebrex	8	8	—	3%	91	72	26%	27%	78	83	(6%)	(2%)
Viagra EH(d)	10	12	(16%)	(13%)	18	9	99%	*	77	75	2%	8%
Vfend	8	13	(39%)	(38%)	20	26	(21%)	(20%)	67	74	(9%)	(1%)
Lyrica EH(c)	67	89	(25%)	(23%)	—	—	—	—	29	35	(19%)	(7%)
Zyvox	2	5	(65%)	(65%)	15	17	(14%)	(13%)	38	49	(22%)	(19%)
Revatio	9	15	(43%)	(41%)	8	8	—	1%	6	7	(17%)	(14%)
Pristiq	9	8	14%	17%	11	19	(40%)	(37%)	15	18	(13%)	(5%)
All other Peri-LOE Products	18	33	(44%)	(42%)	18	23	(19%)	(18%)	16	20	(21%)	(9%)
Biosimilars(i)	$113	$106	7%	10%	$9	$5	90%	99%	$13	$10	29%	40%
Inflectra/Remsima	84	79	6%	10%	8	4	94%	*	10	7	49%	64%
All other Biosimilars	29	26	9%	12%	—	—	—	—	3	3	(12%)	(11%)
Pfizer CentreOne(j)	$48	$29	66%	71%	$5	$5	6%	6%	$50	$19	*	*
Hospira Infusion Systems (HIS)(k)	$—	$—	—	—	$—	$—	—	—	$—	$—	—	—
Total Lyrica(c)	$67	$89	(25%)	(23%)	$221	$212	4%	5%	$80	$92	(13%)	(6%)
Total Viagra(d)	$10	$12	(16%)	(13%)	$18	$19	(4%)	—	$77	$75	2%	8%
Total Alliance revenues	$244	$182	34%	38%	$100	$83	20%	23%	$—	$—	—	—
See end of tables for notes.

PFIZER INC. - REVENUES
TWELVE MONTHS 2018 and 2017 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2018	2017	% Change		2018	2017	% Change	2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$53,647	$52,546	2%	2%	$25,329	$26,026	(3%)	$28,318	$26,519	7%	6%
PFIZER INNOVATIVE HEALTH (IH)(b)	$33,426	$31,422	6%	6%	$18,959	$18,460	3%	$14,467	$12,962	12%	11%
Internal Medicine	$9,996	$9,684	3%	3%	$6,762	$6,905	(2%)	$3,234	$2,780	16%	14%
Lyrica IH(c)	4,622	4,511	2%	2%	3,594	3,463	4%	1,028	1,048	(2%)	(3%)
Eliquis alliance revenues and direct sales	3,434	2,523	36%	35%	1,849	1,418	30%	1,585	1,105	43%	40%
Chantix/Champix	1,085	997	9%	8%	838	742	13%	247	255	(3%)	(5%)
BMP2	279	261	7%	7%	278	261	6%	1	—	*	*
Toviaz	271	257	5%	4%	87	85	3%	183	173	6%	4%
Viagra IH(d)	—	823	*	*	—	789	*	—	34	*	*
All other Internal Medicine	306	312	(2%)	(3%)	115	147	(22%)	191	165	16%	14%
Vaccines	$6,332	$6,001	6%	5%	$3,469	$3,422	1%	$2,863	$2,580	11%	11%
Prevnar 13/Prevenar 13	5,802	5,601	4%	4%	3,360	3,334	1%	2,443	2,268	8%	8%
FSME/IMMUN-TicoVac	184	134	37%	28%	—	—	—	184	134	37%	28%
Trumenba	116	88	31%	31%	109	88	24%	7	—	*	*
All other Vaccines	230	177	29%	29%	—	—	—	230	177	29%	29%
Oncology	$7,202	$6,056	19%	19%	$4,642	$4,385	6%	$2,560	$1,671	53%	52%
Ibrance	4,118	3,126	32%	32%	2,922	2,825	3%	1,196	300	*	*
Sutent	1,049	1,081	(3%)	(4%)	357	374	(4%)	692	707	(2%)	(3%)
Xtandi alliance revenues	699	590	18%	18%	699	590	18%	—	—	—	—
Xalkori	524	594	(12%)	(14%)	158	223	(29%)	366	371	(1%)	(4%)
Inlyta	298	339	(12%)	(12%)	119	126	(5%)	178	213	(16%)	(16%)
Bosulif	296	233	27%	26%	196	156	26%	99	77	28%	25%
All other Oncology	219	93	*	*	191	90	*	28	2	*	*
Inflammation & Immunology (I&I)	$4,080	$3,968	3%	3%	$1,557	$1,265	23%	$2,523	$2,702	(7%)	(7%)
Enbrel (Outside the U.S. and Canada)	2,112	2,452	(14%)	(14%)	—	—	—	2,112	2,452	(14%)	(14%)
Xeljanz	1,774	1,345	32%	33%	1,394	1,133	23%	380	212	79%	84%
Eucrisa	147	67	*	*	147	67	*	—	—	—	—
All other I&I	46	103	(55%)	(55%)	16	66	(75%)	30	38	(20%)	(20%)
Rare Disease	$2,211	$2,240	(1%)	(2%)	$652	$632	3%	$1,560	$1,608	(3%)	(5%)
Genotropin	558	532	5%	4%	130	98	33%	428	434	(1%)	(3%)
BeneFIX	554	604	(8%)	(9%)	245	253	(3%)	309	351	(12%)	(13%)
Refacto AF/Xyntha	514	551	(7%)	(8%)	109	114	(4%)	404	438	(8%)	(9%)
Somavert	267	254	5%	3%	103	95	8%	164	158	4%	—
All other Rare Disease	318	300	6%	6%	64	72	(10%)	254	228	11%	11%
Consumer Healthcare	$3,605	$3,472	4%	3%	$1,877	$1,851	1%	$1,728	$1,621	7%	5%
PFIZER ESSENTIAL HEALTH (EH)(e)	$20,221	$21,124	(4%)	(5%)	$6,370	$7,567	(16%)	$13,851	$13,557	2%	1%
Legacy Established Products (LEP)(f)	$10,540	$10,894	(3%)	(4%)	$2,749	$3,341	(18%)	$7,791	$7,553	3%	2%
Lipitor	2,062	1,915	8%	5%	110	161	(31%)	1,952	1,754	11%	9%
Norvasc	1,024	926	11%	9%	36	38	(5%)	988	888	11%	9%
Premarin family	832	977	(15%)	(15%)	783	921	(15%)	49	56	(12%)	(12%)
Xalatan/Xalacom	318	335	(5%)	(6%)	18	19	(3%)	300	316	(5%)	(6%)
Effexor	311	297	5%	4%	72	83	(13%)	239	214	12%	10%
EpiPen	303	290	4%	4%	242	221	9%	62	70	(11%)	(12%)
Zoloft	298	291	3%	3%	56	53	6%	242	238	2%	3%
Zithromax	290	270	8%	5%	5	3	*	285	267	7%	4%
Xanax	223	225	(1%)	(2%)	40	48	(15%)	182	177	3%	1%
Sildenafil Citrate	56	56	—	—	56	56	—	—	—	—	—
All other LEP	4,822	5,313	(9%)	(9%)	1,331	1,740	(24%)	3,492	3,574	(2%)	(2%)
Sterile Injectable Pharmaceuticals (SIP)(g)	$5,214	$5,673	(8%)	(9%)	$2,434	$3,024	(19%)	$2,780	$2,650	5%	3%
Sulperazon	613	471	30%	27%	—	—	—	613	471	30%	27%
Medrol	427	483	(12%)	(12%)	264	317	(17%)	162	167	(3%)	(4%)
Fragmin	293	306	(4%)	(7%)	14	20	(31%)	279	286	(2%)	(5%)
Tygacil	249	260	(5%)	(6%)	25	45	(44%)	223	215	4%	2%
Zosyn/Tazocin	229	194	18%	19%	151	160	(6%)	78	34	*	*
Precedex	213	243	(12%)	(12%)	97	140	(31%)	116	104	12%	12%
All other SIP	3,191	3,715	(14%)	(14%)	1,883	2,341	(20%)	1,308	1,373	(5%)	(6%)
Peri-LOE Products(h)	$2,944	$3,223	(9%)	(10%)	$512	$483	6%	$2,432	$2,740	(11%)	(12%)
Celebrex	686	775	(11%)	(13%)	65	164	(60%)	621	611	2%	—
Viagra EH(d)	636	382	67%	66%	217	—	*	419	382	10%	9%
Vfend	392	421	(7%)	(7%)	10	13	(24%)	382	407	(6%)	(6%)
Lyrica EH(c)	347	553	(37%)	(39%)	—	—	—	347	553	(37%)	(39%)
Zyvox	236	281	(16%)	(18%)	(3)	15	*	239	266	(10%)	(12%)
Revatio	227	252	(10%)	(11%)	138	119	16%	89	133	(33%)	(35%)
Pristiq	206	303	(32%)	(32%)	71	133	(47%)	135	170	(20%)	(20%)
All other Peri-LOE Products	213	257	(17%)	(17%)	14	38	(63%)	199	219	(9%)	(9%)
Biosimilars(i)	$769	$531	45%	41%	$266	$118	*	$503	$413	22%	17%
Inflectra/Remsima	642	419	53%	50%	259	118	*	383	301	27%	23%
All other Biosimilars	127	112	13%	8%	7	—	*	120	112	7%	1%
Pfizer CentreOne(j)	$755	$706	7%	6%	$409	$537	(24%)	$345	$169	*	*
Hospira Infusion Systems (HIS)(k)	$—	$97	*	*	$—	$64	*	$—	$33	*	*
Total Lyrica(c)	$4,970	$5,065	(2%)	(2%)	$3,594	$3,463	4%	$1,375	$1,601	(14%)	(15%)
Total Viagra(d)	$636	$1,204	(47%)	(47%)	$217	$789	(73%)	$419	$416	1%	—
Total Alliance revenues	$3,838	$2,927	31%	30%	$2,576	$2,037	26%	$1,263	$890	42%	37%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2018 and 2017 - (UNAUDITED)

	DEVELOPED EUROPE(l)				DEVELOPED REST OF WORLD(m)				EMERGING MARKETS(n)
	2018	2017	% Change		2018	2017	% Change		2018	2017	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$9,116	$8,508	7%	2%	$6,551	$6,612	(1%)	(2%)	$12,651	$11,399	11%	13%
PFIZER INNOVATIVE HEALTH (IH)(b)	$5,955	$5,148	16%	10%	$3,625	$3,433	6%	4%	$4,888	$4,381	12%	16%
Internal Medicine	$1,113	$780	43%	36%	$1,396	$1,408	(1%)	(2%)	$725	$592	23%	24%
Lyrica IH(c)	—	—	—	—	817	832	(2%)	(3%)	210	216	(2%)	(2%)
Eliquis alliance revenues and direct sales	947	630	50%	44%	333	275	21%	20%	304	200	52%	56%
Chantix/Champix	83	78	7%	2%	111	134	(17%)	(18%)	52	43	22%	26%
BMP2	—	—	—	—	—	—	—	—	1	—	*	*
Toviaz	71	67	6%	1%	101	95	6%	5%	11	11	4%	14%
Viagra IH(d)	—	—	—	—	—	34	*	*	—	—	—	—
All other Internal Medicine	11	5	*	*	33	37	(10%)	(11%)	146	123	19%	17%
Vaccines	$974	$893	9%	4%	$420	$445	(5%)	(7%)	$1,469	$1,242	18%	22%
Prevnar 13/Prevenar 13	655	643	2%	(2%)	402	432	(7%)	(8%)	1,386	1,193	16%	20%
FSME/IMMUN-TicoVac	158	116	37%	29%	—	—	—	—	25	18	37%	24%
Trumenba	6	—	*	*	—	—	—	—	1	—	*	*
All other Vaccines	155	134	15%	10%	18	13	40%	44%	57	30	88%	*
Oncology	$1,301	$720	81%	72%	$557	$338	65%	63%	$701	$614	14%	22%
Ibrance	725	124	*	*	245	34	*	*	226	143	58%	84%
Sutent	323	323	—	(5%)	119	121	(2%)	(4%)	250	262	(5%)	(1%)
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	154	175	(12%)	(18%)	58	56	4%	1%	154	139	11%	11%
Inlyta	48	70	(31%)	(35%)	77	86	(10%)	(12%)	53	57	(8%)	(1%)
Bosulif	52	40	29%	23%	39	32	24%	22%	8	5	56%	55%
All other Oncology	—	(12)	98%	92%	19	8	*	*	10	7	53%	51%
Inflammation & Immunology (I&I)	$1,257	$1,432	(12%)	(17%)	$553	$547	1%	—	$713	$723	(1%)	8%
Enbrel (Outside Canada)	1,152	1,410	(18%)	(23%)	358	395	(10%)	(10%)	603	647	(7%)	1%
Xeljanz	121	39	*	*	148	97	52%	52%	110	76	45%	64%
Eucrisa	—	—	—	—	—	—	—	—	—	—	—	—
All other I&I	(16)	(17)	3%	8%	46	54	(15%)	(16%)	—	—	—	—
Rare Disease	$835	$892	(6%)	(11%)	$368	$388	(5%)	(6%)	$357	$328	9%	16%
Genotropin	179	177	2%	(3%)	156	160	(2%)	(4%)	92	97	(5%)	1%
BeneFIX	153	192	(20%)	(25%)	82	99	(17%)	(19%)	74	60	24%	32%
Refacto AF/Xyntha	245	291	(16%)	(20%)	48	53	(8%)	(9%)	111	94	18%	24%
Somavert	130	125	4%	(1%)	20	18	8%	7%	14	15	(7%)	1%
All other Rare Disease	127	108	17%	11%	62	57	8%	6%	66	63	5%	15%
Consumer Healthcare	$474	$430	10%	5%	$330	$309	7%	6%	$923	$882	5%	5%
PFIZER ESSENTIAL HEALTH (EH)(e)	$3,162	$3,360	(6%)	(11%)	$2,926	$3,179	(8%)	(9%)	$7,764	$7,018	11%	11%
Legacy Established Products (LEP)(f)	$1,505	$1,500	—	(5%)	$1,779	$1,979	(10%)	(12%)	$4,507	$4,074	11%	11%
Lipitor	183	183	—	(6%)	213	285	(25%)	(28%)	1,557	1,285	21%	19%
Norvasc	67	65	2%	(3%)	181	207	(13%)	(15%)	741	616	20%	19%
Premarin family	2	2	(20%)	(23%)	23	27	(12%)	(12%)	24	27	(12%)	(11%)
Xalatan/Xalacom	69	71	(2%)	(7%)	124	141	(13%)	(14%)	107	104	3%	5%
Effexor	60	60	—	(5%)	98	76	29%	27%	80	78	4%	6%
EpiPen	—	—	—	—	62	70	(11%)	(12%)	—	—	—	—
Zoloft	40	36	10%	4%	60	71	(17%)	(18%)	143	130	10%	13%
Zithromax	48	45	6%	(1%)	38	47	(19%)	(21%)	199	175	14%	11%
Xanax	93	87	7%	2%	16	18	(9%)	(11%)	73	72	1%	4%
Sildenafil Citrate	—	—	—	—	—	—	—	—	—	—	—	—
All other LEP	944	950	(1%)	(6%)	965	1,037	(7%)	(8%)	1,583	1,587	—	3%
Sterile Injectable Pharmaceuticals (SIP)(g)	$582	$626	(7%)	(12%)	$472	$508	(7%)	(8%)	$1,726	$1,515	14%	13%
Sulperazon	—	—	—	—	10	12	(18%)	(20%)	603	460	31%	28%
Medrol	48	49	(3%)	(9%)	24	24	1%	—	90	93	(3%)	(3%)
Fragmin	143	148	(4%)	(8%)	75	79	(5%)	(6%)	61	59	4%	2%
Tygacil	66	78	(15%)	(21%)	6	6	(10%)	(13%)	151	131	16%	16%
Zosyn/Tazocin	5	2	*	*	3	1	*	*	70	31	*	*
Precedex	—	—	—	—	68	57	20%	19%	48	47	3%	4%
All other SIP	321	349	(8%)	(13%)	286	330	(13%)	(13%)	702	695	1%	1%
Peri-LOE Products(h)	$515	$769	(33%)	(37%)	$634	$648	(2%)	(4%)	$1,283	$1,323	(3%)	(2%)
Celebrex	28	28	(3%)	(8%)	289	271	7%	5%	304	312	(2%)	(4%)
Viagra EH(d)	41	46	(12%)	(16%)	70	35	99%	97%	308	300	3%	2%
Vfend	36	57	(37%)	(41%)	80	104	(23%)	(25%)	267	246	8%	9%
Lyrica EH(c)	257	438	(41%)	(44%)	—	—	—	—	90	116	(22%)	(18%)
Zyvox	15	28	(47%)	(51%)	55	65	(15%)	(17%)	169	172	(2%)	(4%)
Revatio	36	69	(48%)	(50%)	30	30	(2%)	(4%)	23	34	(31%)	(32%)
Pristiq	32	28	15%	9%	44	69	(37%)	(37%)	59	73	(18%)	(15%)
All other Peri-LOE Products	70	75	(7%)	(11%)	67	73	(9%)	(11%)	62	70	(11%)	(4%)
Biosimilars(i)	$422	$355	19%	13%	$26	$14	83%	84%	$55	$44	25%	24%
Inflectra/Remsima	319	261	22%	16%	24	13	91%	92%	40	27	49%	50%
All other Biosimilars	103	94	10%	5%	2	1	12%	14%	15	17	(13%)	(18%)
Pfizer CentreOne(j)	$138	$109	26%	26%	$15	$18	(14%)	(14%)	$192	$43	*	*
Hospira Infusion Systems (HIS)(k)	$—	$1	*	*	$—	$12	*	*	$—	$19	*	*
Total Lyrica(c)	$257	$438	(41%)	(44%)	$817	$832	(2%)	(3%)	$301	$331	(9%)	(7%)
Total Viagra(d)	$41	$46	(12%)	(16%)	$70	$69	1%	1%	$308	$300	3%	2%
Total Alliance revenues	$904	$593	52%	46%	$359	$297	21%	19%	$—	$(1)	10%	9%
See end of tables for notes.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

The above tables and related footnotes reflect our organization structure for the periods presented.
(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (l) to (n) below, respectively, and the product revenues from these regions are described on pages 39 and 41.

(b)	The Pfizer Innovative Health business encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare.
(c)
Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH. Total Lyrica revenues represent the aggregate of worldwide revenues from Lyrica IH and Lyrica EH.

(d)
Viagra lost exclusivity in the U.S. in December 2017. In 2018, revenues for Viagra in the U.S. and Canada, which were reported in IH through 2017, were reported in EH (which reported all other Viagra revenues excluding the U.S. and Canada through 2017). Therefore, in 2018, total Viagra revenues were reported in EH. Total Viagra revenues in 2017 represent the aggregate of worldwide revenues from Viagra IH and Viagra EH.

(e)
The Pfizer Essential Health business encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Biosimilars, Pfizer CentreOne and Hospira Infusion Systems (HIS) (through February 2, 2017). On February 3, 2017, we completed the sale of our global infusion systems net assets, HIS. The operating results of HIS are included in EH’s operating results through February 2, 2017 and, therefore, EH’s operating results for the fourth quarter of 2017 do not reflect any contributions from HIS global operations, while EH’s operating results for full-year 2017 reflect approximately one month of HIS domestic operations and approximately two months of HIS international operations. Financial results for 2018 do not reflect any contribution from HIS global operations.

(f)
Legacy Established Products primarily include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products). In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(g)
Sterile Injectable Pharmaceuticals includes branded and generic injectables (excluding Peri-LOE Products). In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(h)
Peri-LOE Products includes products that have recently lost or are anticipated to soon lose patent protection. These products primarily include: Lyrica in Europe, Russia, Turkey, Israel and Central Asia; worldwide revenues for Celebrex, Pristiq, Zyvox Vfend, Revatio and Inspra; and in 2018, Viagra revenues for all countries (and Viagra revenues for all countries other than the U.S. and Canada in 2017, see note (d) above).

(i)
Biosimilars includes Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain European, Asian and Africa/Middle Eastern markets and in the U.S. and Retacrit (biosimilar epoetin zeta) in the U.S. and certain European and Africa/Middle Eastern markets.

(j)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In fourth-quarter 2017, we sold our equity share in Hisun Pfizer. As a result, effective in first-quarter 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within All Other LEP and All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(k)
HIS (through February 2, 2017) includes Medication Management Systems products composed of infusion pumps and related software and services, as well as IV Infusion Products, including large volume IV solutions and their associated administration sets.

(l)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(m)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(n)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Africa, the Middle East, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of January 29, 2019. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, performance, timing of exclusivity and potential benefits of Pfizer’s products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from the reorganization of our commercial operations into three businesses effective at the beginning of our 2019 fiscal year, our acquisitions and other business development activities, our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable further analyses of existing clinical data;

•
the risk we may not be able to successfully address all of the comments received from regulatory authorities such as the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA), or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes and/or other matters; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential;

▪
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities which could result in increased leverage and impact our credit ratings;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in many other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪
difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, voluntary recall of a product or failure to secure product approvals;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

▪
the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

▪
the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

•	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the Tax Cuts and Jobs Act enacted in 2017;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, including the reorganization of our commercial operations into three businesses effective at the beginning of the company’s 2019 fiscal year, any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;

▪	the impact of product recalls, withdrawals and other unusual items;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to acquisitions, including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that the expected cost savings and/or accretion from certain of those acquisitions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; and unknown liabilities; and

▪
risks and uncertainties related to our proposed transaction with GSK to combine our respective consumer healthcare businesses into a new consumer healthcare joint venture, including, among other things, risks related to the satisfaction of the conditions to closing the transaction (including the failure to obtain necessary regulatory and GSK shareholder approvals) in the anticipated timeframe or at all and the possibility that the transaction does not close, risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost synergies from the proposed transaction will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, the possibility that a future separation of the joint venture may not occur, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of the announcement or the consummation of the proposed transaction on the market price of Pfizer’s common stock and on Pfizer’s operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals and competitive developments.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.